Exhibit 10.41

BUILDING LOAN AGREEMENT

Dated as of September 11, 2012

BY AND BETWEEN

GOLDMAN SACHS BANK USA,
a New York State chartered bank
(“Lender”)

and

TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL ENTITY, LLC,
a New Jersey limited liability company
(“Borrower”)

“Lender’s Counsel”:	Jones Day 222 East 41st Street New York, New York 10017 Attn: Aviva Yakren, Esq.

i

Recitals

WHEREAS, in order to finance the development of the Project (as hereinafter defined) the Lender has determined to provide certain financing for the Project, which financing is in addition to certain other financing the Borrower is receiving pursuant to that certain building loan agreement, dated as of the date hereof, among Borrower, GSNMF SUB-CDE 2 LLC, NCIF NEW MARKETS CAPITAL FUND IX CDE, LLC, CARVER CDC — SUBSIDIARY CDE 21, LLC, BACDE NMTC FUND 4, LLC, and GSB NMTC Investor Member LLC, as administrative agent (the “QLICI Loan Agreement”); and

WHEREAS, the Lender has agreed to provide the Loan (as hereinafter defined) to the Borrower to finance the costs of Borrower’s construction of the Improvements (as hereinafter defined); and

WHEREAS, to evidence the Loan, Borrower has executed and delivered the Note (as hereinafter defined) to the Lender; and

WHEREAS, the Note is secured by the Mortgage (as hereinafter defined); and

WHEREAS, the Lender has agreed to make the Loan to Borrower upon and subject to all of the terms, conditions, covenants and agreements of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PARTICULAR TERMS AND DEFINITIONS

1.1.         As used in this Building Loan Agreement (this “Agreement”), the following terms shall have the respective meanings indicated opposite each of them:

“3 Month Debt Service Coverage Ratio”	—	Shall mean the ratio of Net Operating Income to Debt Service for the 3 month period preceding the date of such test.

“12 Month Debt Service Coverage Ratio”	—	Shall mean the ratio of Net Operating Income to Debt Service for the 12 month period preceding the Calculation Date or the applicable Additional Calculation Date.

“Additional Calculation Date”	—	Shall mean the date twelve months after the Calculation Date and each date that is twelve months thereafter.

“Affiliate”	—	With respect to any specified Person, any other Person who has Control over such specified Person.

“Agent Affiliates”	—	As such term is defined in Section 7.1(p)(iii) hereto.

“Agreement”	—	Defined in Section 1.1 above.

“Aggregate Change Order Amount”	—

With respect to Project 1, $320,000; with respect to Project 2, $830,000; and with respect to Project 3, $620,000.  (Such amounts are the aggregate amounts permitted under the Loan and/or the QLICI Loans.)

“Anti-Terrorism Laws”	—	Defined in Section 5.1(bb) hereof.

“Assignments of Contracts”	—	That certain Assignment of Contracts and Permits by Borrower in favor of the Lender.

“Benefitted Persons”	—	As such term is defined in Section 7.16 hereof.

“Borrower”	—	Has the meaning given to such term on the cover page of this Agreement.

“Borrower’s Architect”	—	Richard Meier & Partners Architects LLP.

“Borrower’s Equity”	—	That portion of the Project Cost Statement for Hard Costs and Soft Costs to be funded by Borrower in advance of the Initial Advance (or simultaneously with the funding of each Requisition).

“Budget” or “Budgets”	—	Collectively or individually, as applicable, the Project 1 Budget, the Project 2 Budget and the Project 3 Budget.

“Business Day”	—	A day other than a Saturday, Sunday or legal holiday for commercial banks in New York, New York.

“Calculation Date”	—	Shall mean the date that is twelve months after the Date of Conversion.

“Cash Sweep Account”	—	As such term is defined in Section 8.6(b) hereof.

“Change Order”	—	Any modification or amendment to the Plans, General Contract or Major Subcontracts.

“Change Order Amount”	—	$150,000. (Such amount is the aggregate amount permitted under the Loan and/or the QLICI Loans.)

“City”	—	The City of Newark, a municipal corporation in the County of Essex, State of New Jersey.

“Commitment Fee”	—	$90,000 payable on the date hereof, and deemed earned in full upon payment of same by the Borrower to Lender.

“Completion Date”	—	September 11, 2014, TIME BEING OF THE ESSENCE.

“Construction Consultant”	—	Hillmann Consulting, LLC, or other person or firm designated by the Lender.

“Control”	—

When used with respect to any Person, the power to direct the day to day management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “controlling,” “controlled by” and “under common control with” shall have the meanings correlative therewith.

“Control Agreements”	—	Collectively, all account control agreements pertaining to all of the bank accounts of the Borrower pledged to the Lender pursuant to the terms and conditions of this Agreement.

“Credit Party”	—	Any of the Borrower and/or Guarantors.

“CRDA”	—	Casino Reinvestment Development Authority.

“CRDA Loan”	—	The loan by CRDA to the Borrower in the amount of $5,250,000 for the construction of the Projects.

“Cure Date”	—	Shall mean any Quarterly Calculation Date upon which the Borrower complies with the covenant set forth in Section 8.6(a).

“Date of Conversion”	—	As such term is defined in Section 8.6.

“Debt Service”	—	Shall mean the payments that were payable (i) on the outstanding Loan during the same period for which Net Operating Income is measured

(provided, however, if the Date of Conversion has not yet occurred, the foregoing calculation shall be based on the payments that would have been payable over such period on the outstanding Loan using the Post-Conversion Interest Rate (as defined in the Note)) and (ii) that certain Promissory Note from RBH-TRB West I Mezz Urban Renewal Entity, LLC to Goldman Sachs Bank USA in the amount of $15,700,000, dated as of the date hereof.

“Direct Costs” or “Hard Costs”	—	The aggregate costs of all labor, materials, equipment and fixtures necessary for completion of construction of the Improvements as more particularly set forth in the Direct Cost Statement.

“Direct Cost Statement”	—	A statement in form approved by Lender of Direct Costs incurred and to be incurred, trade by trade, to be prepared by the General Contractor.

“Engineer”	—	Collectively, Arup USA, Inc. and McLaren Engineering Group, or such person or firm as may be approved by Lender to provide engineering services in connection with the Projects.

“Environmental Indemnity”	—

That certain Environmental Indemnity Agreement, dated as of the date hereof, from the Borrower, whereby, among other things, the Lender is indemnified against damage, loss, cost, liability or expense suffered by the Lender as a result of any Hazardous Materials at, on or about the Premises.

“Environmental Report”	—	Collectively, the documents listed on Exhibit A to the Environmental Indemnity.

“ERISA”	—	As such term is defined in Section 5.1(y) hereof.

“Event of Default”	—	As such term is defined in Section 6.1 hereof.

“Executive Order”	—	Defined in Section 5.1(bb) hereof.

“Fees”	—

Means any and all fees payable to the Lender in connection with the Loan, as more particularly set forth herein or in the fee letters and/or agreements by and between the Borrower and the Lender executed as of the date hereof.

“Financial Agreement”	—	As such term is defined in Section 3.2(v) hereof.

“Financial Statements”	—

Statements of the assets, liabilities (direct or contingent), income, expenses and cash flow of the Borrower, the General Contractor, and the Guarantors, prepared in accordance with the usual practices of the Borrower, the General Contractor, and the Guarantors.

“GAAP”	—	Generally accepted accounting principles as in effect from time to time in the United States and consistently applied.

“General Contract”	—

The contract (together with all riders, addenda and other instruments referred to therein as “contract documents”) between Borrower and General Contractor or any other person which requires General Contractor or such other person to provide, or supervise or manage the procurement of, substantially all labor and materials needed for completion of the Improvements.

“General Contractor”	—	Holister Contracting Corp. or such other general contractor or site work contractor as are approved by Lender.

“Governmental Authorities”	—

The United States, the State of New Jersey and City of Newark and any political subdivision, agency, department, commission, board, bureau or instrumentality of any of them, including any local authorities, which exercises jurisdiction over the Premises or the Improvements.

“GS”	—	As such term is defined in Section 7.9 hereof.

“Guarantors”	—	Collectively, RBH-TRB Newark Holdings, LLC, a New York limited liability company, and Ron Beit-Halachmy, an individual.

“Guaranties”	—

Collectively, that certain Guaranty of Payment and Recourse Carveouts, made by the Guarantors in favor of the Lender, and that certain Joint and Several Completion Guaranty made by the Borrower and RBH-TRB Newark Holdings, LLC in favor of the Lender, each dated the date hereof, and in form and substance satisfactory to the Lender.

“Hazardous Materials”	—

Asbestos, polychlorinated biphenyls and petroleum products, and any other hazardous or toxic materials, wastes and substances (including, but not limited to, toxic mold) which are defined, determined or identified as such in, or subject to, any present and future federal, state or local laws, rules or regulations and judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

“Hedge Arrangement”	—

Any interest rate swap, interest rate cap or other arrangement, contractual or otherwise, which has the effect of an interest rate swap or an interest rate cap or which otherwise (directly or indirectly, derivatively or synthetically) hedges interest rate risk associated with being a debtor of variable rate debt or any agreement or other arrangement to enter into any of the above on a future date or after the occurrence of one or more events in the future.

“Hedge Assignment and Security Agreement”	—	As such term is defined in Section 8.7 hereof.

“Hedge Documents”	—	As such term is defined in Section 8.7 hereof.

“Hedge Provider”	—

Any provider or counterparty providing a Hedging Arrangement, which provider or counterparty shall be rated at least “Aa2” by Moody’s or “AA” by Standard and Poor’s and shall otherwise be reasonably acceptable to Lender in all respects.

“Improvements”	—

The construction of (i) in connection with Project 1, a building to be located on Block 57, Lot 31 (“Building 1”) that will consist of multiple retail spaces on the ground floor and approximately 24 residential rental units on the upper floors, (ii) in connection with Project 2, a building located on Block 58, Lot 1 (f.k.a. Lots 1, 2, 4, and 41, and portions of Lots 5, 35.02, and 43) (“Building 6”) that will consist of multiple retail spaces on the ground floor and approximately 65 residential rental units on the upper floors, and (iii) the building to be located at Block 95, Lot 1.02 (f.k.a. Lot 10 and portions of Lots 9 and 16) (“Building 7”) that will consist of multiple retail spaces on the ground floor and approximately 42 residential rental units on the upper floors, and which shall be additional collateral for the Loan.

“Indirect Costs” or “Soft Costs”	—

Certain costs (other than Direct Costs) of completion of the Improvements, including, but not limited to, brokerage fees, developer fees, architects’, engineers’ and the Lender’s attorneys’ fees, ground rents, interest on the Note and recording taxes and title charges in respect of the Mortgage, real estate taxes, water and sewer rents, survey costs, loan commitment fees, insurance and bond premiums and such other non-construction costs as are part of the “cost of improvement”.

“Indirect Cost Statement”	—	A statement in form approved by Lender of Indirect Costs incurred and to be incurred, to be prepared by Borrower.

“Initial Advance”	—	The first advance of proceeds of the Loan from the Lender to the Borrower to be made hereunder.

“Intercreditor Agreement”	—	That certain Subordination and Intercreditor Agreement, dated as of the date hereof, by and among Borrower, QLICI Lenders, CRDA and Lender.

“Leases”	—	Collectively, the leases to be entered into by RBH Retail, LLC (as lessee under the Master Lease) related to the retail spaces at the Projects in excess of 5,000 square feet.

“Lender”	—	Has the meaning given to such term on the cover page of this Agreement.

“Lender’s Counsel”	—	Has the meaning given to such term on the cover page of this Agreement.

“Loan”	—	Means an amount of $9,000,000, as evidenced by the Note and secured by the Mortgage, all to be advanced pursuant to the terms of this Agreement.

“Loan Budget Amounts”	—	The portion of the Loan as set forth on the Project Cost Statement, to be advanced for each category of Direct Costs and Indirect Costs.

“Loan Documents”	—	Collectively, and as may be amended from time to time, this Agreement, the Note, the Mortgage,

the Guaranties, the Environmental Indemnity, the Assignment of Contracts, the Control Agreements, the Pledge of Membership Interests, any financing statement under the Uniform Commercial Code and any and all other documents, instruments and/or certificates executed by the Borrower or Guarantors in connection with the Loans.

“Major Subcontractor”; “Major Subcontract”	—

Any single subcontractor or materialman who enters into a contract or contracts with General Contractor or the Borrower in connection with the construction of the Improvements, which contract or contracts provide for aggregate payments to such subcontractor or materialman equal to or in excess of $250,000.

“Master Lease”	—	That certain master lease, between the Borrower, as lessor, and RBH Retail, LLC, as lessee, of the retail space at the Projects.

“Mortgage”	—	That certain mortgage, assignment of leases and rents and security agreement, made by the Borrower to the Lender, dated as of the date hereof, securing the Loan.

“Mortgaged Property”	—	The Premises and other property constituting the “Mortgaged Property,” as said quoted term is defined in the Mortgage.

“Net Operating Income”	—	Shall mean, for any given period, all income derived from the Improvements, minus Operating Expenses.

“Note”	—	That certain GS Building Loan Note, dated as of the date hereof, by Borrower to the order of Lender, in the principal amount of $9,000,000.

“Operating Account”	—

A separate bank account established by the Borrower into which advances of the proceeds of the Loan shall be deposited which is pledged hereunder by the Borrower to the Lender, and subject to a Control Agreement.

“Operating Agreement”	—	Collectively, the operating agreement of the Borrower and any and all amendments thereto.

“Operating Expenses”	—	Shall mean, with respect to the applicable period, the greater of (i) actual expenditures of all kinds,

computed in accordance with generally accepted accounting principles, made with respect to the operation of the Improvements in the normal course of business, including, but not limited to, expenditures for real estate taxes, insurance, repairs, replacements, maintenance, management fees, salaries, wages and utility costs, but expressly excluding any debt service on the Loan, the QLICI Loans, the CRDA Loan, depreciation, capital expenditures, and any one time or extraordinary expenses or (ii) Pro Forma Expenditures.

“Other Lenders”	—	Collectively, the QLICI Lenders and CRDA.

“Other Mortgages”	—	As such term is defined in the Mortgages.

“Payment and Performance Bonds”	—

Payment and performance bonds, issued by a surety acceptable to Lender in its sole discretion, in an amount of the General Contract, along with dual obligee riders naming Lender as additional beneficiary, in form and substance satisfactory to Lender.

“Pension or Benefit Plan”	—	As such term is defined in Section 5.1(y) hereof.

“Permitted Contest”	—

A contest by Borrower by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, as to the amount or validity or application in whole or in part of liens of any mechanics, materialmen and similar liens provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Premises nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly, upon final determination thereof, pay or cause the payment of the amount of any such mechanics, materialmen or similar liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested any mechanics, materialmen or similar liens from the Premises; and (vi) Borrower shall furnish or cause to be furnished such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such mechanics, materialmen and similar liens, together with all interest and penalties thereon.

“Permitted Loans”	—	The QLICI Loans and the CRDA Loan.

“Permitted Transferee”	—

One or more of the following:  (i) one or more of the following: an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or (ii) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended; or (iii) an institution substantially similar to any of the foregoing, which, in the case of each of the sub-clauses of this definition, has at least $300,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans or mezzanine loans (or interests therein) similar to the loans described herein; (iv) any entity Controlled (as defined below) by or Controlling, or under common Control with, any of the entities described in clauses (i)-(iii) above, or (v) a governmental entity. (“Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” and “Controlling” have the meaning correlative thereto).

“Person”	—	Any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture,

association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Plans”	—

All final drawings, plans and specifications prepared by Borrower’s Architect, the General Contractor or Major Subcontractors, and approved by the Lender and the Construction Consultant, which describe and show the labor, materials, equipment, fixtures and furnishings necessary for the construction of the Improvements, including all amendments and modifications thereof made by approved Change Orders (and also showing minimum grade of finishes and furnishings for all areas of the Improvements to be leased or sold in ready-for-occupancy conditions).

“Pledge of Membership Interests”	—	That certain pledge and security agreement whereby 100% of the Borrower’s managing member’s membership interests in the Borrower are assigned to the Lender for additional collateral for the Loan.

“Premises”	—	The real property described on Schedule A to the Mortgage, upon part of which the Improvements are to be constructed.

“Pro Forma Expenditures”	—

Shall mean, with respect to the applicable period, the projected expenditures of all kinds, computed in accordance with generally accepted accounting principles, with respect to the operation of the Improvements in the normal course of business, including, but not limited to, expenditures for real estate taxes, insurance, repairs, replacements, maintenance, management fees, salaries, wages and utility costs, but expressly excluding any debt service on the Loan, the QLICI Loans, the CRDA Loan, depreciation, capital expenditures, and any one time or extraordinary expenses, which projected expenditures shall be as set forth in the pro forma approved by Lender as of the date hereof (or as may be updated from time to time with Lender’s consent).

“Project” or “Projects”	—	Individually or collectively, as the context may require, Project 1, Project 2 and/or Project 3.

“Project 1”	—	Collectively, the Premises and Improvements in connection with the construction of Building 1.

“Project 1 Budget”	—

The budget for Project 1 (and any and all amendments, additions, deletions, supplements and restatements thereof which are specifically approved in writing by Lender) setting forth all of the estimated costs for construction, furnishing and equipping of the Improvements for Project 1 and all related soft costs, as approved by Lender.

“Project 2”	—	Collectively, the Premises and Improvements in connection with the construction of Building 6.

“Project 2 Budget”	—

The budget for Project 2 (and any and all amendments, additions, deletions, supplements and restatements thereof which are specifically approved in writing by Lender) setting forth all of the estimated costs for construction, furnishing and equipping of the Improvements for Project 2 and all related soft costs, as approved by Lender.

“Project 3”	—	Collectively, the Premises and Improvements in connection with the construction of Building 7.

“Project 3 Budget”	—

The budget for Project 3 (and any and all amendments, additions, deletions, supplements and restatements thereof which are specifically approved in writing by Lender) setting forth all of the estimated costs for construction, furnishing and equipping of the Improvements for Project 3 and all related soft costs, as approved by Lender.

“Project Cost Statement”	—

The statement setting forth, by category, the aggregate cost of each category of construction with respect to Project 1, Project 2 and/or Project 3, as applicable, as well as the amount of the applicable Loans and Borrower’s equity contribution attributable to each category.

“QLICI Lenders”	—	Collectively, GSNMF Sub-CDE 2 LLC, NCIF New Markets Capital Fund IX CDE, LLC, Carver CDC — Subsidiary CDE 21, LLC, BACDE NMTC Fund 4, LLC.

“QLICI Loan”	—	Collectively, the loans made by the QLICI Lenders to the Borrower in the principal amount of $39,775,000.

“QLICI Mortgages”	—	Collectively, the mortgages made by Borrower in favor of the QLICI Lenders, securing the QLICI Loan.

“Quarterly Calculation Date”	—	Shall mean the date which is three months after a Calculation Date or Additional Calculation Date, as the case may be, and each date which is three months thereafter.

“Requisition”	—

A statement by Borrower in form and substance similar to Exhibit B pursuant to the terms hereof, and approved by Lender setting forth the amount of the advance of proceeds of the Loan requested in each instance and including:

(i) the Direct Cost Statement and Indirect Cost Statement;

(ii) a “Contractor’s Cost Certification” in form approved by Lender and the Construction Consultant;

(iii) “Lien Waivers” from the General Contractor and, if requested by Lendert, subcontractors, or suppliers covered by a previous Requisition in form approved by Lender;

(iv) proof of payment of all Indirect Costs covered by a previous Requisition;

(v) proof of payment of Borrower’s Equity; and

(vi) AIA Form G702 Application and Certificate for Payment.

“Residential Leases”	—	Collectively, the leases entered into by the Borrower with respect to the residential units of the Projects, in a form to be approved in writing by Lender.

“Retainage”	—

A sum equal to 10% of any advance of the Loan to the extent it funds Direct Costs including any advance of the “Contingency” as shown on the Project Cost Statement, which amount shall be reduced (but not released) to 5% of any advance of the Loan after completion of 90% of the applicable Project.

“Retained Amounts”	—	The amounts permitted to be retained by Borrower from each draw request for Hard Costs under the General Contracts or Major Subcontracts.

“Shortfall Amount”	—	As such term is defined in Section 7.1(d) hereof.

“Shortfall Letter of Credit”	—	As such term is defined in Section 7.1(g) hereof.

“Shortfall Payment”	—	As such term is defined in Section 7.1(d) hereof.

“SPE”	—

A limited partnership or limited liability company which: (a) shall not commingle assets with those of any other entity and holds its assets in its own name; (b) conducts its business in its own name; (c) maintains separate bank accounts, books, records and Financial Statements; (d) pays its own liabilities out of its own funds; (e) maintains adequate capital in light of contemplated business operations; (f) observes all organizational formalities; (g) maintains an arm’s-length relationship with each Affiliate; (h) pays the salaries of its own employees, if any, in light of contemplated business operations; (i) shall not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others; (j) shall not acquire obligations or securities of any Affiliate; (k) shall not make loans to any other person or entity; (l) allocates fairly and reasonably any overhead for shared office space, if any; (m) shall not pledge its assets for the benefit of any other entity; (n) holds itself out as a separate entity and shall not fail to correct any known misunderstanding regarding its separate identity; and (o) shall not identify itself or any of its Affiliates as a division or part of the other.

“State”	—	The State of New Jersey.

“Stored Materials”	—	As such term is defined in Section 2.5 hereof.

“Stored Materials Statement”	—	A statement in form approved by Lender which, if advances are to be made for stored materials pursuant to Section 2.5 hereof, shall be prepared by Borrower as part of the Direct Cost Statement.

“Tax”	—	As such term is defined in Section 5.2(ee) hereof.

“Title Insurer”	—	Chicago Title Insurance Company or any other issuer(s) approved by Lender which is issuing the title insurance policy insuring the Mortgage.

“Title Policy”	—	As such term is defined in Section 3.4(b) hereof.

“UBO”	—	As such term is defined in Section 5.2(ee) hereof.

“Unavoidable Delay”	—

Any delays due to industry-wide strikes or similar labor disputes, acts of God, governmental restrictions, enemy action, civil commotion, acts of terrorism, fire, unavoidable casualty, unusually adverse weather conditions; provided, however, that neither the failure of Borrower to fulfill the requirements to receive a release hereunder nor the lack of Borrower’s own funds shall be deemed a cause beyond the reasonable control of the Borrower.

(End of Article I)

ARTICLE II

ADVANCES OF THE LOAN

2.1.         Subject to the provisions of this Agreement, including, without limitation, Articles III, IV and VIII hereof, Lender will advance, and Borrower will accept the installments of the Loan as follows:

The Initial Advance will be made upon the satisfaction of the applicable conditions set forth in Article III hereof, and all subsequent advances shall be made no more frequently than every month thereafter, within ten (10) Business Days of receipt of a Requisition, and upon the satisfaction of the applicable conditions set forth in this Agreement, in amounts which shall be equal to the aggregate of the Direct Costs and Indirect Costs incurred by Borrower through the end of the period covered by the Requisition, less:

(a)           the greater of the Retainage of such Direct Costs or the actual “Retained Amounts” specified on the Direct Cost Statement; and

(b)           the total of the Loan advances theretofore made;

and, at the election of Lender, less any costs covered by the Requisition not approved, certified or verified as provided in Section 2.2 hereof, any Indirect Costs covered by a previous or the current Requisition for which any requested proof of payment has not been received by Lender, and/or any Direct Costs covered by a previous or the current Requisition for which any requested payment receipts have not been received by Lender and the Construction Consultant.

2.2.         Direct Costs are to be certified by the General Contractor and Borrower’s Architect and must be in accordance with the Direct Cost Statement.  Verification of the monthly progress and Direct Costs which have been incurred by Borrower from time to time, and the estimated total Direct Costs, shall be reasonably determined by the Construction Consultant, except that both Direct Costs and Indirect Costs are also subject to reasonable approval and verification by Lender from time to time.  Advances for Direct Costs shall be made only to the extent that the work is actually completed in accordance with the Plans and is in place and approved by the Construction Consultant and Lender.

2.3.         All advances to Borrower shall be deposited via wire transfer or other transfer of same day funds in the Borrower’s Operating Account; provided, however, that Lender reserves the right with respect to any Requisition, at any time and from time to time, to require that advances hereunder be made jointly to Borrower and the General Contractor and/or subcontractors and suppliers to be paid from the funds being advanced under such Requisition.  Requisitions shall be received by Lender at least ten (10) Business Days prior to the date of the requested advance.  Lender shall fund such Requisition within ten (10) Business Days after all conditions to make advances under this Article II and under Sections 3.1, 3.2 or 3.3 hereof, as the case may be, but shall have no obligation to advance Loan proceeds more frequently than once per calendar month.

2.4.         Amounts, including Retainage (and any other amounts), not authorized for release pursuant to Section 2.1 hereof during the course of construction of the Improvements shall be advanced upon the satisfaction of the conditions set forth in Section 4.2 hereof.  Loan Budget Amounts for Indirect Costs not advanced prior to completion of construction of the Improvements shall be advanced until exhausted, not more frequently than once a month, for Indirect Costs as incurred after such completion.

2.5.         Lender shall make, at its sole option, advances in such amounts as Lender shall approve, for Borrower’s building materials (the “Stored Materials”), approved by Lender in accordance with clauses (a)-(g) below, which have been purchased by Borrower and stored in either a bonded public warehouse or in such other storage facility as is satisfactory to Lender or stored on site prior to incorporation in the Improvements provided:

(a)           said Stored Materials are fully insured to Lender’s satisfaction (in transit and while in storage) and will be incorporated into the Improvements within thirty (30) days of receipt of same at the Premises,

(b)           the Stored Materials are marked and segregated from all other items stored in such bonded public warehouse or storage facility,

(c)           Lender and Borrower shall have entered into a security agreement, in form and substance satisfactory to Lender, covering the Stored Materials and Lender shall have been provided with a satisfactory first chattel lien with respect thereto,

(d)           Lender shall have received evidence, satisfactory to Lender, that the Borrower holds title (including, but not limited to, a bill of sale) to the Stored Materials free and clear of all liens and encumbrances (other than those in favor of Lender and the Other Lenders), and any warehouseman’s receipt or similar document, for the stored materials,

(e)           if the Stored Materials are stored in a facility other than a bonded public warehouse, then the Stored Materials must be protected against theft and vandalism to Lender’s satisfaction,

(f)            Borrower shall provide to Lender photos of the Stored Materials; and

(g)           the Stored Materials have been inspected by the Construction Consultant.

2.6.         After an Event of Default hereunder, Lender may, in its sole and absolute discretion, accelerate all or any portion of the amounts to be advanced or released hereunder or cease to fund any amounts hereunder, all without regard to Borrower’s satisfaction of the conditions to its entitlement to Loan proceeds and no person dealing with Borrower or the General Contractor or any other person shall have standing to demand any different performance from Lender.

2.7.         If, at any time, the Borrower shall request that the undisbursed balance of the Loan Budget Amount for any category of cost shown on the Project Cost Statement be reallocated to another category of cost, Lender shall consent to such reallocation only (i) if, in Lender’s reasonable judgment, the undisbursed balance of the Loan Budget Amount for such category of cost is excessive given the remaining cost for such category, (ii) there is no Event of Default and (iii) provided that any reallocation of Loan Budget Amounts pursuant to this Section 2.7 will not have any other adverse effect upon the Loan.

2.8.         The Borrower hereby irrevocably authorizes Lender to disburse proceeds of the Loan to pay interest accrued on the Note as it comes due, or to satisfy any of the conditions of this Agreement, including, without limitation, the payment of the reasonable fees and expenses of Lender’s Counsel and the Construction Consultant actually incurred, notwithstanding that the Borrower may not have requested authorization of the advance of such amounts and whether or not an Event of Default is continuing under this Agreement; provided, however, that regarding amounts that the Borrower has not requested advanced, within ten (10) Business Days following any such advance, the Borrower is provided with notice of such advance together with a reasonable accounting of such amounts advanced; provided, further, however, that failure to notify the Borrower shall have no consequences whatsoever to the effectiveness of any such advance.  The authorization granted hereby shall not prevent the Borrower from paying interest, or satisfying said conditions, from its own funds and shall in no event be construed so as to relieve the Borrower from its obligations to pay interest as and when due under the Note, or to satisfy said conditions, or to obligate the Lender to advance proceeds of the Loan for payment of interest or the satisfaction of said conditions.  At such time as the Borrower commences leasing of the Improvements, interest on the Loan shall be paid from the net operating income of the Improvements to the extent there is sufficient net operating income to do so and the remainder of the interest payment shall be made from the proceeds of the Loan to the extent available for payment of interest on the Loan.  Furthermore, if there are sufficient savings in line items in the Budget, the Borrower may request that Lender reallocate such savings toward the funding of an interest reserve, which reallocated amounts may then be used to make interest payments in place of net operating income making such interest payments; provided, however, that the determination as to whether to so reallocate any cost savings shall be made in the sole discretion of Lender.  Notwithstanding the Lender’s sole discretion, should the Borrower provide the Lender with a certificate from Borrower’s Architect stating there are sufficient funds to complete the Projects, the Lender shall reallocate such cost savings to make interests payments.

2.9.         Each request by Borrower to Lender for an advance of the Loan shall be in the form attached hereto as Exhibit B and signed by a duly authorized representative of Borrower.  Each such request for advance for Indirect Costs shall be delivered to Lender not less than ten (10) Business Days prior to the date upon which an advance of the Loan is requested and shall be accompanied by:  (a) bills or invoices for the Indirect Costs, and (b) such other information and documents as may be reasonably requested or required by Lender.  Each advance of the Loan shall be made, in whole or in part as set forth in Section 2.3 hereof.

(End of Article II)

ARTICLE III

CONDITIONS PRECEDENT TO ADMINISTRATIVE AGENT’S
OBLIGATION TO APPROVE THE MAKING OF THE INITIAL ADVANCE

3.1.         Lender shall not be obligated to make the Initial Advance until the following conditions shall have been satisfied by Borrower or have been waived by Lender (provided that unless such waiver has been granted in writing, it shall not be deemed to have been waived for future advances) and upon the satisfaction of such conditions or waiver, as applicable, Lender hereby agrees to make the Initial Advance:

(a)           The Lender shall have received and approved the items specified in Section 3.2 below;

(b)           The Construction Consultant shall have received and approved the items specified in Section 3.3 below;

(c)           Lender’s Counsel shall have received and approved the items specified in Section 3.4 below;

(d)           The Lender shall have approved the Plans, the Environmental Report, the state of title to the Premises reflected in the Title Policy, the survey and such other documents required by the Lender;

(e)           The representations and warranties made in Article V hereof shall be true and correct on and as of the date of the Initial Advance with the same effect as if made on such date;

(f)            The Improvements, if any, shall not have been injured or damaged by fire or other casualty unless the Lender shall have received insurance proceeds sufficient in the judgment of the Construction Consultant to effect the satisfactory restoration of the Improvements and to permit completion of the Improvements prior to the Completion Date;

(g)           The Lender shall have received a copy of the fully executed Master Lease, in form and substance satisfactory to the Lender;

(h)           The Lender shall have received evidence satisfactory to it that the proceeds of the Permitted Loans made by the Other Lenders will be available to the Borrower; and

(i)            There shall exist no default beyond any applicable periods of notice and grace under any of the Loan Documents, irrespective of whether or not the same shall constitute an Event of Default thereunder.

3.2.         The items to be received and approved by the Lender prior to the Initial Advance shall be:

(a)           Evidence that all of the fees due on or prior to the date of the Initial Advance have been paid to the respective parties or will be made out of the Initial Advance, including, but not limited to, the Commitment Fee;

(b)           An appraisal, in form, substance and amount, and from an appraiser, satisfactory to the Lender;

(c)           Current Financial Statements, tax returns and such other financial data as the Lender shall require including, but not limited to, consolidated, audited Financial Statements of the Guarantors, or any member and/or manager of the Borrower, together with evidence that there has occurred no material adverse change in the financial condition reflected therein between the respective dates thereof and the date hereof.  With respect to any Financial Statements of Guarantors that had been certified by an independent certified public accountant when initially provided to Lender, such Financial Statements shall be accompanied by a certificate of Guarantors’ independent certified public accountant acceptable to Lender stating that there has occurred no material adverse change in the financial condition reflected therein of Guarantors between the date of the Financial Statements and the date hereof;

(d)           The following, in form and substance reasonably satisfactory to the Lender: (i) evidence that the Plans have been approved by Construction Consultant and by Governmental Authorities, (ii) evidence that the Improvements as shown by the Plans will comply with applicable zoning and environmental ordinances and regulations, (iii) evidence that the executed General Contracts are in effect which satisfactorily provides for the construction of the Improvements in accordance with the Plans, (iv) evidence that all roads and utilities necessary for the full utilization of the Improvements for their intended purposes have been completed or will be completed prior to the Completion Date or the presently installed and proposed roads and utilities will be sufficient for the full utilization of the Improvements for their intended purpose, (v) evidence that the construction of the Improvements theretofore performed, if any, was performed in accordance with the Plans and will be finished along with all necessary roads and utilities on or before the Completion Date, and (vi) evidence that the cost of constructing the Improvements shall not exceed the total development costs approved by the Lender and set forth in the Budget;

(e)           An executed copy of the General Contract in connection with the Project, together with a copy of the agreement with Borrower’s Architect;

(f)            An Architect’s Qualification Statement on AIA Document B431 for the Architect, together with evidence that the Architect is duly licensed and registered in the State of New Jersey; a fully executed copy of the contract between Borrower and the Engineer acceptable to Lender in all respects; a Qualification Statement on AIA Form B431 (or similar qualification form from the ACEC for Engineer), together with evidence that Engineer is duly licensed and registered in the State of New Jersey; and a list of all contractors to be employed in connection with the construction of the Projects, which at a minimum sets forth the nature of the work to be performed, the labor and materials to be supplied and the dollar amount of such work and/or materials.  The required list of contractors must specify the amount of each contract, subcontract, and material supply contract (which must be updated as and when additional contracts, subcontracts, or material supply contracts are awarded).  If all contracts, subcontracts, and material supply contracts have not been awarded as of the date of the Initial Advance, Borrower shall provide Lender with an updated list of contractors prior to each subsequent advance of Loan proceeds.

(g)           The insurance policies for the types and in the amounts described on Exhibit F attached hereto, in form and substance satisfactory to the Lender, including flood insurance, if applicable (together with evidence of the payment of the premiums therefor when due) which policies will name the Lender as additional insured/loss payee and will contain an endorsement specifically providing that, in the case of any damage, all insurance proceeds will be paid to the Lender so long as it certifies to the insurer that the unpaid principal amount of the Mortgage exceeds the proceeds of insurance and if no flood insurance is applicable, evidence that the Premises are not located in an area that has been identified by the Secretary of Housing and Urban Development as an area requiring special flood insurance;

(h)           The building permits required for the construction of the Improvements for the Projects in accordance with the Plans for Projects;

(i)            A construction and Loan draw progress schedule or chart showing the interval of time over which each item of Direct Costs and Indirect Costs is projected to be incurred or paid for the Project;

(j)            The Project Cost Statement, Direct Cost Statement and Indirect Cost Statement for the Project;

(k)           A Requisition for the Initial Advance, together with, if requested by Lender, proof of payment of any Indirect Costs included therein;

(l)            Evidence that, except as set forth on the Environmental Report and other than those items that are to be remediated in connection with the construction of the Improvements, the Premises and the Improvements thereon are not currently and have not been subject to Hazardous Materials;

(m)          The executed Environmental Indemnity, Guaranties and all other Loan Documents;

(n)           Evidence of all costs incurred by Borrower in connection with the Projects as of the date of the Initial Advance, as well as evidence that the same have been, or will be paid in full;

(o)           The executed Pledge of Membership Interests;

(p)           A written legal opinion of Borrower’s and Guarantors’ counsel in form and substance reasonably satisfactory to the Lender with respect to matters related to this Agreement and the Loan Documents executed by such party;

(q)           The Budget for the Project;

(r)            Payment and Performance Bonds for the full amount of the General Contracts;

(s)            The Financial Agreement dated February 3, 2012, by and between Newark Teachers Village Urban Renewal, LLC, and the City, executed by the parties thereto (the “Financial Agreement”); and

(t)            Asbestos reports satisfactory to Lender in its reasonable discretion.

3.3.         The items to be received and approved by the Construction Consultant prior to the Initial Advance shall be:

(a)           The Plans for the Project;

(b)           Copies of the items required by Section 3.2 hereof and Section 3.4 hereof;

(c)           [Reserved];

(d)           Copies of all inspection and test records and reports made by or for Borrower’s Architect;

(e)           Copies of all documents listed as exceptions to title in the Title Policy;

(f)            Copies of all easements;

(g)           If the Initial Advance consists in whole or in part of advances for Direct Costs, a copy of the Requisition therefor; and

(h)           Evidence that the Premises are not located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or the flood-hazard insurance required by the NFIA of 1968, as amended (42 U.S. 4013, et seq.).

3.4.         The items to be received and approved, by Lender’s Counsel prior to the Initial Advance shall be:

(a)           The executed Loan Documents;

(b)           A paid title insurance policy, in the amount of the Loan (the “Title Policy”), in ALTA or other form approved by Lender, issued by the Title Insurer, which shall insure the Mortgage to be a valid lien on Borrower’s fee simple interest in the Premises free and clear of all defects and encumbrances except those previously received and approved by Lender, and shall contain:

(1)           full coverage against mechanics’ liens (filed and inchoate),

(2)           a reference to the survey but no survey exceptions except those theretofore approved by counsel to the Lender,

(3)           a Pending Disbursements Clause in the form of Exhibit A hereto; and, if any such policy is dated earlier than the date of the Initial Advance, a continuation of or endorsement to such policy, in a form approved by Lender’s Counsel, conforming to the requirements of said Exhibit A and setting forth no additional exceptions except those approved by Lender’s Counsel; and

(4)           such endorsements as Lender shall require in its sole and absolute discretion;

(c)           Copies of any and all authorizations including plot plan and subdivision approvals, zoning variances, sewer, building and other permits required by Governmental Authorities for the commencement of construction of the Premises and/or Improvements for the purposes contemplated by the Plans in accordance with all applicable building, environmental, ecological, landmark, subdivision and zoning codes, laws and regulations;

(d)           Letters and/or agreements from the Borrower’s Architect and the General Contractor, in forms acceptable to Lender, containing, among other things, their agreement to continue performance on behalf of the Lender following an Event of Default;

(e)           UCC, judgment, litigation, lien and bankruptcy searches against Borrower or other owner of the Premises and Guarantors disclosing no judgments, liens or bankruptcies (except as set forth in a certificate, dated the date hereof, provided by Borrower and/or Guarantors, as may be applicable, to the Lender) and advice from the Title Insurer to the effect that searches of proper public records disclose no leases of personalty or financing statements filed or recorded against the Premises, Borrower, Guarantors or other owner of any Mortgaged Property (except as acceptable to Lender);

(f)            A survey (current to within thirty (30) days of the Initial Advance or otherwise acceptable to Lender) of the Premises certified to Lender and the Title Insurer showing:

(1)           the location of the perimeter of the Premises by courses and distances,

(2)           all plottable easements, rights-of-way, and utility lines referred to in the Title Policy or which actually service or cross the Premises to the extent (A) discernable by a visual inspection by the surveyor, (B) made pursuant to a written agreement made available to the surveyor or (C) made pursuant to a recorded document,

(3)           the lines of the streets abutting the Premises and width thereof, and any established building lines,

(4)           encroachments and the extent thereof upon the Premises,

(5)           the Improvements to the extent constructed, and the relationship of the Improvements by distances to the perimeter of the Premises, established building lines and street lines, and

(6)           if the Premises are described as being on a filed map, a legend relating the survey to said map;

(g)           Copies of letters from local utility companies or Governmental Authorities or Borrower’s Architect stating that gas, electric power, sanitary and storm sewer and water facilities and other utilities are currently available or will be available to and servicing the Premises upon completion of construction of the Improvements;

(h)           Letters from the Borrower’s Architect stating that the anticipated use of the Premises complies with all applicable zoning regulations;

(i)            Evidence of Borrower’s Architect’s errors and omissions insurance, and evidence of General Contractor’s insurance required to be maintained under the applicable General Contract;

(j)            Any consents required by the General Contractor for the execution of the General Contracts;

(k)           [Reserved];

(l)            The Operating Agreement, certificate of formation, certificate of limited partnership, certificate of incorporation and/or operating agreement, partnership agreement or bylaws for each of the Borrower and Guarantors, as applicable;

(m)          Copies of the following documents with respect to Borrower, the constituent members and managers of the Borrower and Guarantors (to the extent applicable):

(1)           a good-standing certificate from the state of its formation,

(2)           resolutions or unanimous written consents, certified by the secretary, of the shareholders or directors of the corporation or manager or managing member of the limited liability company or general partner of the partnership authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of the Loan Documents to be executed, delivered or performed by said corporation, partnership or limited liability company, and

(3)           an incumbency certificate of the parties executing this Agreement, or any of the other documents required hereby;

(n)           Copies of the items required by Section 3.2 hereof;

(o)           An opinion of Borrower’s and Guarantors’ counsel satisfactory to Lender in all respects, regarding, among other things, the enforceability of the documents executed in connection with the Loan and the authorization of the Borrower and Guarantors to enter into the documents executed in connection with the Loan, in form and substance reasonably satisfactory to Lender’s counsel;

(p)           The Master Lease; and

(q)           The Intercreditor Agreement.

(End of Article III)

ARTICLE IV

CONDITIONS PRECEDENT TO LENDER’S OBLIGATIONS
TO MAKE ADVANCES AFTER THE INITIAL ADVANCE

4.1.         Lender’s obligation to make advances of the Loan after the Initial Advance shall be subject to the satisfaction of the following conditions:

(a)           All conditions of Article III shall have been and remain satisfied in the same manner as satisfied prior to the Initial Advance as of the date of such advance.

(b)           Lender and the Construction Consultant shall have received a Requisition for the advance, together with such other documentation and information as any of them may reasonably require.

(c)           Lender shall have received from the Title Insurer a continuation report of, or endorsement to, the title policies insuring the Mortgage to the date of such advance, conforming to the pending disbursement requirements set forth in Exhibit A hereto, as applicable, confirming the priority position of the Mortgage and setting forth no additional exceptions (including survey exceptions) except those approved by the Lender.

(d)           If reasonably required by Lender or Construction Consultant, they shall have received a survey of the Premises certified to the Lender and the Title Insurer updated with respect to all relevant requirements and information to within fifteen (15) days of the advance.

(e)           Unless the same has been bonded and released of record or otherwise satisfied and released to the satisfaction of Lender, no lien for the performance of work or supplying of labor, materials or services shall have been filed against the Mortgaged Property and/or a Project.  A lien search shall have been conducted (1) to verify that since the preceding disbursement, there have been no additional liens which have not been agreed to by Lender, and (2) to confirm that there has been no filing of any mechanic’s or materialmen’s or other lien that has not been released or bonded to Lender’s satisfaction.  Lender shall have received sworn statements and waivers of mechanics’ and materialmen’s liens, in form and substance satisfactory to Lender, covering all work done, materials supplied and services rendered to the date of disbursement in connection with the development and construction of the Projects, from all Persons who have furnished labor, materials and/or services in the construction of the Projects, in all cases in form satisfactory to the Lender.

(f)            Borrower shall have delivered to Lender true and complete copies of the most recent tax bills for the Mortgaged Property, and, if there is any change in fee ownership or the taxes are not abated, any outstanding unpaid taxes, assessments or other charges or impositions of Governmental Authorities shall have been paid by Borrower.

(g)           There shall have been no material adverse change in the financial condition of Borrower, Guarantors, or General Contractor.

(h)           No condemnation proceedings shall have been instituted, or to the best of Borrower’s knowledge threatened, with respect to the Mortgaged Property or any part thereof.

(i)            Borrower shall have delivered to Lender satisfactory evidence that the insurance required under the Loan Documents remains in full force and effect and is in compliance with the insurance requirements set forth in the Loan Documents.

(j)            Lender shall have received evidence satisfactory to it that the Mortgaged Property has not been materially damaged by fire or other casualty unless Lender shall have received insurance proceeds, or satisfactory assurance that it will receive such proceeds in a timely manner, sufficient in the judgment of Lender to effect a satisfactory restoration and completion of the Projects in accordance with the terms of the this Agreement and the other Loan Documents.

(k)           Lender shall have received evidence satisfactory to it that all work requiring inspection by any Governmental Authority having or claiming jurisdiction has been duly inspected and approved by such authority and by any rating or inspection organization, bureau, association or office having or claiming jurisdiction.

(l)            Lender shall have received evidence satisfactory to it, including, if reasonably requested by Lender, an engineering certification, that all work completed at the time of the Requisition has been performed in a good and workmanlike manner, that all materials and fixtures usually furnished and installed at that stage of construction have been so furnished and installed, and that the Improvements can be completed in accordance with the approved construction schedule.

(m)          The labor, materials, equipment, work, services and supplies performed upon or furnished to the Projects shall be in full accordance with the Plans, which have not been amended except as expressly permitted by this Agreement, and there have been no material changes in the costs of the Projects from those set forth on the Budget, as amended by any amendment thereto heretofore delivered by Borrower to Lender and approved by Lender.

(n)           There shall exist no condition or situation at the Premises which, in the reasonable determination of Lender, constitutes a danger to or impairment of the Projects or presents a danger or hazard to the public.

(o)           The representations and warranties made in this Agreement shall be true and correct in all material respects on and as of the date of the advance with the same effect as if made on such date.

(p)           There shall exist no default hereunder or under any of the Loan Documents, irrespective of whether or not the same constitutes an Event of Default thereunder.

(q)           If the advance of proceeds from the Loan is for Direct Costs, prior to approving such advance, the Lender must obtain the report of the Construction Consultant, which report shall be in form and substance satisfactory to the Lender and shall state (i) that the work completed under the General Contract as of the date of the inspection has been performed and constructed substantially in accordance with the Plans, (ii) that the work is progressing on schedule, (iii) that the disbursements to date (including the proposed advance) plus Retainage correspond with the percentage of work completed and in place as of the current Retainage, (iv) that undisbursed proceeds of the Loan and Borrower’s equity are sufficient to complete the remaining construction.  If the Construction Consultant does not approve an item of work, then the Lender may hold back an amount which in the Lender’s opinion shall be sufficient to remedy the item of work until the non-complying item of work is remedied.

4.2.         In the case of the last advance of Loan proceeds, Lender shall also have received:

(a)           A certificate from the Construction Consultant and Borrower’s Architect, as applicable, to the effect that construction of the Improvements has been completed (subject to funded punchlist items), and any necessary utilities and roads have been finished and made available for use, substantially in accordance with the Plans and that the Construction Consultant has received satisfactory evidence of the approval by all Governmental Authorities of the Improvements in their entirety for the contemplated uses thereof, to the extent any such approval is a condition of the lawful use and occupancy thereof;

(b)           If requested by the Lender and/or the Title Insurer, a current final survey of the Premises, certified to the Title Insurer and the Lender showing the completed Improvements;

(c)           Final releases of liens and/or other documents and instruments as may reasonably be requested or required by the Lender with respect to the release of any mechanics and/or materialmen’s liens;

(d)           A certificate of Borrower’s Architect and the Construction Consultant to the effect that, inter alia, construction of the Improvements has been completed substantially in accordance with the Plans (on a form to be provided by Lender), together with the AIA G704 Certificate of Substantial Completion, approved by the Lender and all the requirements of all applicable Governmental Authorities;

(e)           A final lien release and waiver from the General Contractor and all subcontractors, in form and substance acceptable to the Lender, with respect to all prior advances of Loan proceeds pursuant to a Requisition and either final releases and waivers or releases and waivers conditioned only upon payment of amounts covered by the last Requisition of Loan proceeds, from the General Contractor and all subcontractors;

(f)            Two (2) sets of detailed as-built plans and specifications for the Improvements.  The as-built plans and specifications shall be approved as such in writing by the Borrower, the General Contractor and Borrower’s Architect and shall include plans and specifications for architectural, structural, mechanical, plumbing, electrical and site development work (including storm drainage, utility lines and landscaping);

(g)           Insurance policies evidencing compliance with all insurance requirements under the Loan Documents;

(h)           The Title Policy shall have been fully endorsed assuring that all applicable amounts of the Loan advanced to pay Direct Costs and Indirect Costs have the priority specified in the Mortgage and are subject to no other encumbrances other than those previously approved in writing by the Lender;

(i)            All conditions of Section 4.1 hereof, to the extent not otherwise enumerated above, shall have been satisfied; and

(j)            A temporary or permanent certificate of occupancy for the Improvements and, if a temporary certificate of occupancy, an escrow agreement between Lender and Borrower pursuant to which an amount determined by Lender in its sole discretion as twice the estimated cost to complete all of the construction of the Improvements, including all punchlist items, and make all the necessary filings and inspections in order to obtain a permanent certificate of occupancy is received plus an aggregate $50,000 is escrowed with the Lender.

4.3.         Inspections.

(a)           Borrower shall be responsible for making inspections of the Projects during the course of construction, and Borrower shall determine to its own satisfaction that the work done or material supplied by the contractors to which disbursements are to be made out of each disbursement has been properly done or supplied in accordance with the applicable contract with such contractor.  Lender shall not be required to conduct any inspection of the Projects.  Any inspections done by or on behalf of the Lender shall be solely for the benefit of the Lender, and Borrower may not rely thereon.

(b)           Lender and its consultants and representatives shall have access to the Projects and shall have the right to enter the Projects during normal business hours upon reasonable prior notice to the Borrower and to conduct such inspections thereof as they shall deem necessary or desirable for the protection of the Lender’s interests, including, without limitation, an inspection of the progress of construction in connection with any Requisition.  Lender may take such steps as it may deem appropriate, at its option, to verify the application of the proceeds of the Loan to work done and material furnished for the Projects, including, without limiting the foregoing, reviewing invoices and such other supporting evidence as may be requested by Lender to establish the cost or value of the Projects for which disbursements are to be and have been made, or as may be required by this Agreement.  Notwithstanding any provision of this Agreement to the contrary, in the event that Lender should determine that the actual quality or value of the work performed or the materials furnished does not correspond with the quality or value of the work required by the Plans, Lender shall notify Borrower of its objections thereto, and, upon demand, Borrower shall immediately correct the conditions to which the Lender objected.

4.4.         Disbursement Amounts; Retainage.

(a)           Lender shall determine the amount to be disbursed under each Requisition, and whether and to what extent amounts should be disbursed as requested in each Requisition, based on the information contained in each Requisition and subject to the provisions of this Agreement.  In any case in which the amount to be disbursed is less than the amount requested in a Requisition, after the Lender provides a written explanation of the reason for such reduction to Borrower and Borrower has an opportunity to cure the problem or consent to such reduction within three (3) Business Days, the Requisition shall be amended to reflect the adjustments, and the Borrower shall execute the amended Requisition to reflect its agreement to the adjustments.  Borrower acknowledges and agrees that Lender’s determination in regard to disbursements is final.

(b)           Borrower may obtain advances of proceeds of the Loan hereunder for payments owing to contractors only to the extent of the amount of the contract work satisfactorily completed or materials actually incorporated into the Projects by each such contractor in accordance with its contract, subcontract, or material supply contract, less amounts held as Retainage.

4.5.         Contacts and Names of Contractors.  Borrower shall advise Lender of the name of each contractor and subcontractor for the Projects.  If requested by the Lender, Borrower shall also furnish to the Lender a copy of each contract with each of the contractors and subcontractors.  Borrower shall keep Lender advised at all times of the names of all contractors and subcontractors, and of the type of work, material or services and the dollar amount covered by each of their respective contracts with Borrower.

4.6.         Building Permits.  Notwithstanding anything to the contrary contained herein, Administrative Agent shall not advance proceeds of the Loan for Hard Costs of a particular Project until building permits are received for such Project.

(End of Article IV)

ARTICLE V

BORROWER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.         Borrower represents, warrants and covenants that:

(a)           It is duly organized, validly existing and in good standing under the laws of the state of its formation, is qualified to do business and is in good standing in the State of New Jersey with full power and authority to enter into and to perform this Agreement, to borrow pursuant to the Note, to mortgage the Mortgaged Property and to deliver the Loan Documents, and other instruments as herein provided, and to consummate the transactions contemplated hereby;

(b)           The Plans are satisfactory to it, and have been reviewed and approved by the General Contractor, Borrower’s Architect and, to the extent required by applicable law or any effective restrictive covenant, by all Governmental Authorities and the beneficiary of any such covenant; all construction, if any, already performed on the Improvements has been performed on the Premises in accordance with the Plans approved by the persons named above and with any restrictive covenants applicable thereto and to Borrower’s knowledge there are no structural defects in such existing portions of the Improvements; the planned use of the Improvements complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Premises as well as all environmental, ecological, landmark, and other applicable laws and regulations; and all requirements for such use have been or will be satisfied;

(c)           Financial Statements for the Guarantors have been heretofore delivered to the Lender which are true, correct and current in all material respects and which fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof; no material adverse change has occurred in the financial conditions of Guarantors reflected therein since the respective dates thereof and no borrowings (other than the Loan or the Permitted Loans) which might give rise to a lien or claim against the Mortgaged Property or Guarantors’ assets or other collateral or proceeds of the Loan have been made by Borrower or others since the date thereof;

(d)           There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, its constituent members or managers, the Guarantors, the Premises or the validity or enforceability of the Mortgage or the priority of the lien thereof at law, in equity or before or by any Governmental Authorities; to Borrower’s knowledge, neither it nor the Guarantors are in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authorities; nor is the Borrower in default in the payment of any indebtedness representing any borrowed money or any other indebtedness, nor is the Borrower aware of any facts or circumstances which would give rise to any such default, which in any case could reasonably be expected to have a material adverse effect;

(e)           The consummation of the transactions contemplated hereby and performance of this Agreement, the Note, the Mortgage and all of the other Loan Documents have not and will not violate any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Borrower; conflict with any provision in the Borrower’s certificate of formation or Operating Agreement; or result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, bylaws or other instrument to which Borrower, or any constituent member or manager of the Borrower or the Guarantors, is a party or by which Borrower, or any such constituent member or manager of the Borrower or the Guarantors, or may be bound or affected;

(f)            All utility services necessary for the construction of the Improvements and the operation thereof for their intended purposes are available at the boundaries of the Premises (or through the course of the construction will become available at the Premises), including water supply, storm and sanitary sewer, gas, electric power and telephone facilities;

(g)           It has entered into no contract or arrangement of any kind the performance of which by the other party thereto could give rise to a lien on the Mortgaged Property prior to the Mortgage, except for its arrangements with Borrower’s Architect, the General Contractor, Major Subcontractors and contractors or subcontractors, all of whom have filed lien waivers or signed payment receipts in form approved by Lender for all payments due under said arrangements as of the end of the period covered by the last Requisition;

(h)           All roads necessary for the full utilization of the Improvements for their intended purposes have either been completed or the necessary rights of way therefor have been acquired by appropriate Governmental Authorities or dedicated to public use, and all necessary steps have been taken by Borrower and said Governmental Authorities to assure the complete construction and installation thereof no later than the Completion Date or any earlier date required by any law, order or regulation;

(i)            There exists no “Event of Default” under the Mortgage or any other Loan Documents and no event has occurred and is continuing which after notice or the passage of time, or both, would give rise to a default thereunder;

(j)            The approved Plans referred to in paragraph (b) above are scheduled by sheet number, title, date and revised date in the letter from Borrower’s Architect required by paragraph of Section 3.4 hereof, which schedule is hereby certified by Borrower to be true and correct;

(k)           It has advised the Title Insurer in writing prior to the issuance of the Title Policy whether any site-development, excavation or other work related to construction of the Improvements was begun or done before the Mortgage was recorded;

(l)            The Premises are not located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or, if it is, Borrower has obtained the flood-hazard insurance required by the NFIA of 1968, as amended (42 U.S. 4013, et seq.);

(m)          Except as disclosed in the Environmental Report, the Premises, and the Improvements thereon, are not currently subject to Hazardous Materials or their effects;

(n)           There are no claims, litigation, administrative or other proceedings, whether actual or threatened, or judgments or orders, relating to any hazardous or toxic substances or wastes, discharges, emissions or other forms of pollution relating in any way to the Premises or the Improvements thereon;

(o)           The Borrower has, on the date hereof, certified to the Lender, as true, correct and complete the organizational structure of the Borrower;

(p)           None of the Borrower or any of its direct or indirect officers, managers, members, partners or principal employees is on the list of Specially Designated Nationals and Blocked Persons issued by the Office of Foreign Assets Control of the U.S. Department of Treasury;

(q)           The Borrower is an SPE;

(r)            Each Requisition presented to Lender, and the receipt of the funds requested thereby, shall constitute an affirmation that all of the representations and warranties of Borrower contained in this Agreement (including, but not limited to, those contained in this Section 5.1) remain true and correct in all respects as of the respective dates thereof;

(s)            The Borrower and the Guarantors have filed all tax returns, federal, state and local, required to be filed and has paid all taxes reported thereon to be due, including any interest and penalty, or has provided adequate reserves for payment thereof.  No audit of any tax return is pending and the Borrower has not received any notice of any pending audit;

(t)            There are no unpaid or unsatisfied judgments or orders of any court, arbitration or other tribunal, or governmental agency or department outstanding against the Borrower which in any case could reasonably be expected to have a material adverse effect;

(u)           When this Agreement and the other Loan Documents are executed and delivered to the Lender by the Borrower, each such instrument shall constitute the legal, valid and binding obligation of the Borrower in accordance with its terms, except as enforcement thereof may be limited by general equitable principles and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally;

(v)           All factual information heretofore or contemporaneously furnished in writing by or on behalf of the Borrower to the Lender, upon which the Lender has relied, including, but not limited to, Financial Statements and reports, taken as a whole, are true and accurate in all material respects and fairly represent the condition and operations of the Borrower, and all future information furnished in writing by the Borrower to the

Lender, in whatever form, will be true and accurate in all material respects as of the date on which such information is furnished;

(w)          The Borrower enjoys peaceful and undisturbed possession under all leases of real and personal property of which it is lessee, and, all such leases are valid and subsisting and in full force and effect;

(x)           Each pension or other employee benefit plan as to which the Borrower may have any liability (herein called a “Pension or Benefit Plan”) has, to the extent required, been approved by the Internal Revenue Service under the Employee Retirement Income Security Act of 1974, as amended (herein called “ERISA”) and is in material compliance with all applicable requirements of law, rules and regulations adopted by regulatory authorities pursuant thereto, neither a “Reportable Event” nor a “Prohibited Transaction” has occurred with respect to any Pension or Benefit Plan, and the Borrower has filed all reports required to be filed by ERISA and such rules and regulations.  Furthermore, no steps have been taken to terminate any Pension or Benefit Plan and the Borrower has not withdrawn from any Pension or Benefit Plan or initiated steps to do so, the Borrower has met its minimum funding requirements under ERISA with respect to all of its Pension or Benefit Plans and the present value of all vested benefits does not exceed the fair market value of all Pension or Benefit Plan assets allocable to such benefits, as determined on the most recent valuation date of the Pension or Benefit Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower to the Pension Benefit Guaranty Corporation (herein called the “PBGC”) or the Pension or Benefit Plan under Title IV of ERISA, and the Borrower has not incurred any liability to the PBGC under ERISA;

(y)           The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Loan will be used for the purpose of, or be made available by the Borrower in any manner to any other person or entity to enable or assist such person or entity in, purchasing or carrying margin stock.  Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used herein with such meanings;

(z)           Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which has or is likely to have a material adverse effect on the business or properties or the operation of the Borrower;

(aa)         Borrower has delivered to the Lender all formation and organizational documents of Borrower, the partners, members, joint venturers or shareholders of Borrower, if any, and of Guarantors, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to the Lender;

(bb)         (1)           Neither Borrower nor any of its Affiliates is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10-56.  Neither Borrower nor any of its Affiliates is any of the following:

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          supports “terrorism” as defined in the Executive Order; or

(v)           a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list;

(2)           Neither Borrower nor any of its Affiliates (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (i) above, (2) deals in, or otherwise engages in any transaction relating to any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading a person that commits, threatens or conspires to commit or of avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law; and

(cc)         The Master Lease, the Financial Agreement and any other documents delivered to the Lender prior to the date hereof are true and correct copies thereof, are in full force and effect and there exists no default or event of default thereunder; and

5.2.         Borrower covenants and agrees with the Lender that it will:

(a)           Promptly comply with all laws, ordinances, orders, rules, statutes and regulations of Governmental Authorities and promptly furnish Lender with notices and reports of any official searches made by Governmental Authorities and any claims of violations thereof;

(b)           Permit the Lender, its representatives and the Construction Consultant to enter upon the Premises at reasonable times and upon reasonable notice to the Borrower, to inspect the Improvements and all materials to be used in the construction thereof and examine all detailed plans and shop drawings which are or may be kept at the construction site; at reasonable times it will cooperate and cause the General Contractor and shall cause the General Contractor to cause the Major Subcontractors to cooperate with the Construction Consultant to enable it to perform its functions hereunder; at the time of each inspection by the Construction Consultant, Borrower will cause the General Contractor and cause the General Contractor to cause the Major Subcontractors to make available to said Construction Consultant, on demand, daily log sheets covering the period since the immediately preceding inspection showing the date, weather, subcontractors on the job, number of workers and status of construction;

(c)           Pay all costs and expenses required for completion of the Improvements and the satisfaction of the conditions of this Agreement, including, without limitation:

(1)           All, to the extent applicable, document and stamp taxes, recording and filing expenses and fees and commissions lawfully due to brokers in connection with the transactions contemplated hereby,

(2)           the fees and expenses of the Lender, the Construction Consultant and such parties’ attorneys in connection with the preparation for the consummation of the transactions contemplated hereby, and for any services of such parties which may be required in addition to those normally and reasonably contemplated hereby,

(3)           any taxes, insurance premiums, liens, security interests or other claims or charges against the Premises or Improvements, and

(4)           all costs of completion of the work to be performed by Borrower in space to be occupied in the Improvements to permit the lawful occupancy thereof, including that contemplated by the Leases or other agreements or letters of intent with respect thereto.

(d)           Commence physical construction of the Improvements no later than ten (10) days from the date hereof; submit Requisitions not more frequently than on a monthly basis after the Initial Advance; cause the construction thus begun to be prosecuted with diligence and continuity in a good and workmanlike manner substantially in accordance with the Plans except during the existence of delays (for not more than a total of sixty (60) days) caused by events which constitute Unavoidable Delay; use only materials, fixtures, furnishings and equipment in connection with construction of the Improvements that are not used or obsolete; and complete construction of the Improvements, and the installation of all necessary roads and utilities, substantially in accordance with the Plans, on or before the Completion Date, free and clear of defects and unbonded liens or claims for liens for material supplied or labor or services performed in connection with the construction of the Improvements; TIME BEING OF THE ESSENCE of this paragraph (d);

(e)           Indemnify the Lender against claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby;

(f)            Conduct its business substantially in the same manner as such business is now and has previously been conducted;

(g)           Promptly deliver to Lender and, if requested to do so, the Construction Consultant, copies of all contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements or subject to the lien of the Mortgage, or under which it has incurred costs for which it is entitled to a Loan advance, and deliver to Lender and/or the Construction Consultant such other data or documents in connection with the Improvements as Lender and/or the Construction Consultant may, from time to time, reasonably request;

(h)           Allow the Lender, during normal business hours, upon receipt of reasonable notice by Borrower, access to the books, records and such other documents of the Borrower as the Lender shall reasonably require and allow the Lender, at Borrower’s expense, to inspect, audit and examine same;

(i)            Upon reasonable demand of Lender or the Construction Consultant, correct any defects (including structural) in the Improvements or any material departures from the Plans not approved by Lender;

(j)            Not permit the performance of any work (i) pursuant to any General Contract, Change Order or Plans until Lender and the Construction Consultant, shall have received copies thereof and (ii) in the case of Plans or Change Orders which will result in (A) a change in the aggregate of the contract prices for the construction of the Improvements in excess of the Change Order Amount or which, together with the aggregate of Change Orders theretofore executed by Borrower (excluding those approved by Lender pursuant to this paragraph) will result in a change in such prices in excess of the Aggregate Change Order Amount or (B) a change in the nature of the Improvements until prior written approval thereof by Lender; it being understood that approval of any Plans or Change Order will not obligate Lender to increase or advance any Loan Budget Amount on account of any such Plans or Change Orders;

(k)           Employ or cause the General Contractor to employ commercially reasonable means to protect from theft or vandalism all portions of the Improvements and all tools and building materials stored on the Premises;

(l)            Comply with all restrictions, covenants and easements affecting the Premises or the Improvements and cause the satisfaction of all conditions of this Agreement;

(m)          Contribute the Shortfall Payment or any other payments to be made pursuant to paragraph 7.1(d) hereof, separate and apart from the Loan at such time and times as Lender shall determine in its reasonable discretion;

(n)           Not enter into any agreement for the sale of the Premises including, without limitation, the transfer of all or any part of the Premises to a partnership, limited liability company or other entity, without the express prior written consent of the Lender;

(o)           Other than the Master Lease, Residential Leases, Leases approved by the Lender, and the Other Mortgages, not, directly or indirectly, transfer, mortgage, convey, sell, assign, lease, sublease, pledge or encumber the Mortgaged Property, or any part thereof or any direct or indirect interest therein, without the express prior written consent of the Lender;

(p)           Not incur or permit the incurrence of any debt (whether or not subordinate to the lien of the Mortgage) with respect to the Borrower or the Projects other than the Loan and the Permitted Loans without the prior written consent of the Lender, which consent may be granted or withheld in the sole and absolute discretion of the Lender;

(q)           Simultaneously send to the Lender a copy of any notice of default under the General Contract it sends to the General Contractor;

(r)            Comply with all of the provisions of its organizational documents, not modify the organizational structure of the Borrower nor the direct or indirect ownership of the Borrower from that existing on the date hereof, and not modify, amend, terminate or cancel any organizational documents of the Borrower or any constituent members or managers of the Borrower in any material respect without the prior written consent of Lender;

(s)            Perform all environmental remediation required to be performed at the Premises in full compliance with all applicable laws;

(t)            Maintain all construction and operating accounts of the Borrower at a banking institution approved by Lender;

(u)           Maintain its status as an SPE;

(v)           Not change its fiscal year without the prior written consent of Lender;

(w)          Comply with the reporting requirements set forth in Article VIII hereof;

(x)           Deliver to Lender, within five (5) Business Days after request therefor, a written statement duly acknowledged by the Borrower of the amount due under the Loan and whether offsets or defenses exists against same;

(y)           Pay and discharge when due, and before subject to any penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes and liabilities of whatever nature or amount;

(z)           Not modify, amend or terminate the General Contract (other than entering into Change Orders permitted hereunder) without consent of the Lender or agree to reduce the amount that Borrower, as owner is permitted to retain against any application for payment pursuant to the terms thereof;

(aa)         Not, without the Lender’s permission, permit a change in control or ownership of interests in Borrower;

(bb)         Comply with the terms and provisions of the Master Lease and the Leases and not permit any amendment, restatement or other modification of the Master Lease or the Leases without the consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed;

(cc)         Except for the Master Lease and the Residential Leases, not enter into any Leases without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed;

(dd)         Not (i) be or become subject at any time to any law, regulation, or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list) and prohibits or limits Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (ii) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by Lender at any time to enable Lender to verify the Borrower’s identity or comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.  Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act of 2001, Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the USA Patriot Act of 2001.  Borrower represents and warrants that Borrower and Guarantors are in compliance with such requirements on the date of this Agreement;

(ee)         If, during the term of the Loan the City of Newark and/or the State imposes or assesses against the Lender any fees or taxes, including, without limitation, financial institutions excise tax, or franchise, gross receipts or other similar tax (collectively, the “Tax”) based upon Lender’s status as an out-of-state financial institution, unincorporated business association and/or the like (collectively, “UBO”) doing business in the State solely as a result of making the Loan, pay an amount equal to such Tax to the Lender upon presentation by the Lender of documentation evidencing the assessment of such Tax against the Lender and the amount thereof.  Borrower shall have the right (but not the obligation) at its sole cost and expense and with counsel of its choosing to appeal the imposition of any Tax on the Lender, and shall be entitled to any refunds of Tax paid by Borrower to the Lender as a result of any appeal whether or not initiated by Borrower.  The Lender hereby agrees to make a good faith effort to provide Borrower with such information as is commercially reasonable for the Lender to provide in connection with any appeal (all of which shall be at Borrower’s sole cost and expense);

(ff)          Not modify, amend or terminate any of the Loan Documents without the prior written consent of the Lender;

(gg)         Give prompt written notice to Lender of the occurrence of an Unavoidable Delay and any such Unavoidable Delay shall not extend the time for performance of an obligation hereunder by more than sixty (60) days;

(hh)         Obtain and maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as Lender shall determine in good faith to be adequate in the circumstances;

(ii)           Except for the Permitted Loans, not incur or permit the incurrence of any debt or financial obligation or permit the purchase price of property to be deferred (by way of conditional purchase or title retention agreement, or otherwise), or create, incur, assume or suffer to exist any mortgage (except for the Other Mortgages), pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of, a conditional vendor), whether or not subordinate to the lien of the Mortgage, upon or with respect to any of its properties or assets, tangible or intangible, real or personal, now owned or hereafter acquired (including, but not limited to the Premises), or assign or otherwise convey any right to receive income (other than with respect to the security interests securing the indebtedness of the Borrower under this Agreement or under other agreements with the Lender and the Other Mortgages), or to permit or suffer the filing of any financing statement with respect to any of its properties or assets, without the prior written consent of the Lender, which consent may be granted or withheld in the sole and absolute discretion of the Lender, except in favor of the Lender as provided in this Agreement, and except:  (i) liens securing the performance of bids, tenders, contracts, leases of real and personal property, statutory obligations, surety and appeal bonds, progress or partial payments made to it, and other liens of like nature made in the ordinary course of business; (ii) carrier’s, mechanic’s, workmen’s, materialmen’s, landlord’s or other like liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested pursuant to a Permitted Contest; (iii) liens for taxes, assessments, or other governmental charges not yet due or which are being contested pursuant to a Permitted Contest; (iv) liens, pledges and security interests existing on the date hereof and previously disclosed to the Lender in writing, provided the same are not extended to cover any of its other properties, and will not interfere with the occupation, use or enjoyment of its properties and assets in the normal course of business; (v) liens arising out of judgments or awards against it with respect to which it shall currently be prosecuting an appeal, a stay of execution pending such appeal having been secured; (vi) security interests in furniture, fixtures and equipment purchased by Borrower with proceeds from governmental grants if such a security interest is a condition to receipt of such grant proceeds; (vii) the pledge of the collateral and any other liens on the collateral in favor of the Lender to secure the indebtedness of the Borrower to the Lender under the Loan Documents; and (viii) liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested pursuant to a Permitted Contest;

(jj)           Not assume, guaranty, incur, create or endorse or otherwise be or become directly or contingently liable in respect of any obligation of any person, firm or corporation, except for (i) endorsements of negotiable instruments for deposit or collection and similar transactions in the ordinary course of business; (ii) the indebtedness to the Lender under this Agreement, (iii) trade payables or operating leases from time to time incurred in the ordinary course of business; (iv) taxes, assessments or other government charges which are not yet due or are being contested pursuant to a Permitted Contest; and (v) operating deficit loans associated with the Improvements so long as same are unsecured and subordinate to the Loan;

(kk)         Not merge into or consolidate with any person, firm or corporation, or acquire by lease, purchase or otherwise, all or substantially all of the assets of any person, firm or corporation;

(ll)           Not make any loan or advance to any person, firm or corporation;

(mm)      Not sell, lease, assign, transfer or otherwise dispose of all or a substantial portion of its assets, including its contracts and accounts receivable;

(nn)         Not create any subsidiaries or affiliates;

(oo)         Neither the Borrower nor any Pension or Benefit Plan of the Borrower will:  (i) engage in any “Prohibited Transaction”, such term being used herein with, the meaning ascribed to it in Section 2003(a) of ERISA; (ii) incur any “Accumulated Funding Deficiency”, such term being used herein with the meaning ascribed to it in Section 302 of ERISA, whether or not waived; or (iii) terminate any Pension or Benefit Plan in a manner which could result in the imposition of a lien on any property of the Borrower pursuant to Section 4068 of ERISA;

(pp)         Except as may be permitted pursuant to leases approved by Lender, not assign any lease, consent to any assignment by the tenant under any such lease, or sublet, or consent to any subletting by the tenant under any such lease of all of the Premises demised under any such lease, without the express prior written consent of Lender, which consent shall be provided, if at all, in its sole, but reasonable discretion;

(qq)         Comply with any and all regulatory agreements and any covenants, conditions and restrictions that have been recorded against or otherwise encumber the Premises;

(rr)           Defend and indemnify the Lender and hold the Lender harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, reasonable costs and expenses of whatever kind or nature actually assessed or incurred at any time against or by the Lender relating to, or arising in connection with, the development, construction, ownership, use, maintenance or occupancy of any of the collateral, including the breach of any representation or covenant of Borrower in any of the Loan Documents; provided, that any obligations of the Borrower to defend or indemnify a party shall not extend to any grossly negligent or intentional misconduct of such party;

(ss)          Defend and indemnify the Lender and hold the Lender harmless from any allegation or charge whatsoever of negligence, misfeasance, or nonfeasance of the Lender in whole or in part, pertaining to any defect in the Improvements, and particularly, any failure of the Lender or any agent, officer, employee or representative of the Lender, to note any defect in materials or workmanship or of physical conditions or failure to comply with the Plans or any ordinances, statutes or other governmental requirements, or to call to the attention of any person whatsoever, or take any action, or to demand that any action be taken, with regard to any such defect or failure or lack of compliance provided, that any obligations of the Borrower to defend or indemnify shall not extend to any grossly negligent or intentional misconduct of the Lender;

(tt)           Promptly notify the Lender immediately in writing following Borrower’s receipt of any written notification of any proposed condemnation or expropriation of any portion of the Improvements or Premises;

(uu)         On the date hereof, Borrower shall pay the out-of-pocket fees payable and other charges incurred by Lender in connection with this Agreement, the transaction contemplated by this Agreement, and the documents entered into in connection therewith, including, without limitation, the Lender’s reasonable attorneys’ fees and reasonable accounting fees.  Borrower shall also pay, within ten (10) Business Days following written notice from the Lender of the amount thereof, the out-of-pocket fees payable and other charges incurred in connection with servicing, special servicing, asset management, tax returns and audits, and the Lender’s compliance and reporting obligations.

5.3.         Construction Covenants.

(a)           Completing Construction.  Borrower shall expeditiously complete and fully pay for the development and construction of the Improvements in a good and workmanlike manner and substantially in accordance with the contracts, subcontracts, and material supply contracts and Plans submitted to and approved by Lender, and in compliance with all applicable laws, including any covenants, conditions, restrictions and reservations applicable thereto, so that completion of the Improvements occurs on or before the Completion Date.  Borrower assumes full responsibility for the compliance of the Plans and the Projects with all applicable laws and with sound building and engineering practices, and, notwithstanding any review or approval by the Lender, the Lender shall not have obligation or responsibility whatsoever for the Plans or any other matter incident to the Projects or the construction of the Improvements.  Borrower shall immediately correct or cause to be corrected (i) any defect in the Improvements, (ii) any material departure in the construction of the Improvements from the Plans or applicable laws, and (iii) any encroachment by any part of the Projects or any other structure located on the Mortgaged Property on any building line, easement, property line or restricted area.

(b)           Changing Costs, Scope or Timing of Work.  If Borrower becomes aware of any change in the approved costs set forth in the Budget which would materially increase, change, or cause a reallocation of the costs as shown on the Budget, Borrower shall immediately notify the Lender in writing and promptly submit the following to Lender for approval:  (i) a budget reallocation request, in form and substance approved by the Lender and (ii) a proposed revised Budget.  Borrower shall have no right to receive further disbursements from the Loan proceeds unless and until the budget reallocation request and the revised Budget are approved by the Lender.  Borrower shall deliver to the Lender a revised construction schedule, if and when any target date set forth therein has been delayed by ten (10) consecutive days or more, or when the aggregate of all such delays equals thirty (30) days or more.  Borrower shall promptly furnish Lender with two (2) copies of all changes or modifications in the Plans, contracts, subcontracts, and material supply contracts for the Projects.  No work may be performed (a) (i) if pursuant to any Change Order or pending Change Order where such work will not increase the Contract Price (as defined and set forth in the General Contract) by more than the Change Order Amount or which, together with the aggregate of Change Orders theretofore executed by Borrower will not result in a change in excess of the Aggregate Change Order Amount without prior written approval thereof by Lender in its sole discretion; or (ii) if pursuant to any Change Order or pending Change Order where such work will increase the Contract Price (as defined and set forth in the General Contract) by more than the Change Order Amount or which, together with the aggregate of Change Orders theretofore executed by Borrower will result in a change in excess of the Aggregate Change Order Amount without prior written approval thereof by the Lender, and (b) without the Lender’s receipt of evidence that Borrower has obtained the prior approval of all parties whose approval is required, including, without limitation, sureties and governmental authorities.  No work may be performed pursuant to any Change Order or pending Change Order prior to delivery thereof to and, if required hereunder, approval by, the Lender.  No review by the Lender of any contract or change order shall make the Lender responsible for the adequacy, form or content of such contract or change order.

(c)           Using Proceeds of the Loan.  Borrower shall use the proceeds of the Loan solely to pay, or to reimburse Borrower for paying, costs and expenses shown on the Budget and incurred by Borrower in connection with the acquisition of an interest in the Premises and the construction of the Improvements on the Premises, together with other expenses set forth on the Budget and such incidental costs and expenses relating thereto as may be approved from time to time in writing by Lender.  Borrower shall take all steps necessary to assure such use of proceeds of the Loan by its contractors.  Borrower shall not use the proceeds of the Loan, or any portion thereof to pay any fees or other payments to any affiliate of Borrower, other than as set forth in the Budget, and other than the developer fee payable to RBH Project, LLC, with respect to payments for construction oversight and loans from an affiliated entity, without Lender’s prior written consent, in its sole discretion.

(d)           Defects; No Waiver.  Borrower will, upon demand of the Lender, correct or cause to be corrected any structural defect in any Improvements.  The advance of any of the proceeds of the Loan hereunder shall not constitute a waiver of the Lender’s right or the Lender’s right to require compliance with this covenant.

5.4.         Liens Pursuant to the Permitted Loans.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Lender hereby consents to the Borrower’s pledge to the Other Lenders of certain collateral to secure Borrower’s obligations under the documents executed in connection with the Permitted Loans, and the Lender acknowledges and agrees that Borrower’s pledge of such collateral to the Other Lenders shall not constitute a default under this Agreement or any other Loan Document.

(End of Article V)

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

6.1.         Each of the following shall constitute an “Event of Default” hereunder:

(a)           if the Borrower fails to pay or expend promptly when due or required any sum of money due or required to be paid or expended under this Agreement, the Note, the Mortgage or any other Loan Documents, which failure shall continue beyond five (5) days after written notice of any such event;

(b)           if the Borrower fails for thirty (30) days after the giving to it by the Lender of written notice to comply with any covenants or agreements made by it in this Agreement other than a covenant to pay or expend any sum of money or if Borrower otherwise fails to comply with any terms or conditions of this Agreement, provided, however, that if, in Lender’s reasonable judgment said failure to comply is not capable of being cured within said thirty (30) day period and is not curable by the payment of money, then the Borrower shall have such additional time as Lender deems necessary (but in no event will such additional time exceed sixty (60) days after the initial notice of such default) to cure such failure provided that (i) Borrower promptly proceeds to commence curing said failure to comply upon Borrower’s receipt of notice of said failure from Lender, (ii) in the reasonable judgment of Lender, Borrower thereafter diligently and continuously proceeds to cure said failure so as to cure said failure in the shortest time possible, (iii) such additional time to cure does not impair any rights and/or remedies of Lender and will not adversely affect the completion of the Improvements by the Completion Date, and (iv) the Borrower furnishes to Lender, upon demand of Lender, such documents and information with respect to Borrower’s curing of said failure to comply, as Lender may request;

(c)           if the Borrower fails to satisfy any of the covenants set forth in Section 5.3 or if Guarantors fail to satisfy any of the covenants in the Guaranties after any applicable notice and cure periods;

(d)           if a default which remains uncured after applicable periods of notice and grace shall occur under any of the Loan Documents or the Master Lease;

(e)           if at any time any representation or warranty made by the Borrower in this Agreement shall be materially incorrect;

(f)            if the construction of the Improvements is not carried on with reasonable dispatch or at any time is discontinued for a period of twenty (20) consecutive days, or for up to sixty (60) total calendar days when occasioned by Unavoidable Delay; provided, however, that no such time period shall constitute an extension of the Completion Date;

(g)           if the Lender or its representatives, or the Construction Consultant are not permitted at all reasonable times after prior notice, to enter upon the Premises, inspect the books and records of the Borrower, the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in the construction and to examine all the Plans, or if the Borrower shall fail to within five (5) Business Days furnish to the Lender or its authorized representative, when requested, copies of the Plans;

(h)           if any of the materials, fixtures or articles of personal property used in the construction of the Improvements or the appurtenances thereto, or to be used in the operation thereof, are not in substantial accordance with the Plans as approved by the Lender, and such failure to be in substantial accordance is not remedied within thirty (30) days after written notice from the Lender which specifies the items it believes are not in accordance with the Plans; provided, however, that if same cannot be remedied within said thirty (30) day period and the Borrower is diligently pursuing such remedy, the thirty (30) day period will be extended for the time necessary to complete such remedy, but in no event longer than a total of sixty (60) days after said written notice from Lender;

(i)            if the Borrower executes any conditional bill of sale, chattel mortgage or other security instrument covering any furniture, furnishings, fixtures and equipment intended to be incorporated in the Improvements or the appurtenances thereto, or covering articles of personal property placed in or on the Improvements, or files a financing statement publishing notice of such security instrument, or purchases any of such furniture, furnishings, fixtures and equipment so that ownership of the same will not vest unconditionally in the Borrower, free from encumbrances, on delivery to the Premises; or if the Borrower, within ten (10) days of a request by Lender, does not produce to the Lender, upon demand, the contracts, bills of sale, statements, receipted vouchers or agreements, or any of them, under which the Borrower claims title to such materials, fixtures and articles;

(j)            if the Borrower does not disclose to the Lender and the Construction Consultant, within ten (10) days of a request by Lender, the names of all persons with whom the Borrower contracted for the construction of the Improvements or for the furnishing of labor or materials thereof;

(k)           if the Borrower fails or is unable, in the sole, but reasonable, judgment of Lender, to complete the Improvements on or before the Completion Date, with time of the essence;

(l)            if the Borrower is unable to satisfy any condition of its right to receipt of an advance hereunder for a period in excess of thirty (30) days, unless otherwise agreed to by Lender;

(m)          if a lien for the performance of work or supply of materials is filed against the Premises or any part thereof and remains unsatisfied or unbonded for a period of thirty (30) days after the date Borrower receives notice of such lien which are not being contested pursuant to a Permitted Contest;

(n)           if the Borrower shall default beyond applicable periods of notice and grace in any respect under any other agreement with or obligation to the Lender;

(o)           if any of the following events occur: (i) if by order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Borrower or of any of its or their properties, shall be appointed and shall not have been discharged within ninety (90) days, or (ii) if any of the creditors of the Borrower shall commence against the Borrower an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and if such case shall not be discharged or dismissed within ninety (90) days after the date on which such case was commenced, or (iii) if the Borrower is adjudicated bankrupt or insolvent or a petition for reorganization is granted (without regard for any grace period provided for herein), or (iv) if there is an attachment or sequestration of any of the property of the Borrower and same is not discharged or bonded within ninety (90) days, or (v) if the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, now or hereafter in effect, relating to the reorganization of the Borrower or the arrangement or readjustment of the debts of the Borrower or (vi) if the Borrower shall make any assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any part of its property, or if the Borrower shall fail generally to pay its debts as such debts become due, or if the Borrower shall take any action in furtherance of any of the foregoing;

(p)           if any of the events described in Section 6.1(o) above occur with respect to any Guarantor prior to termination of the Guaranties;

(q)           if the Premises, the Improvements, or any part thereof or any direct or indirect interest therein is sold, conveyed, assigned or transferred without the prior written consent of the Lender;

(r)            except as expressly permitted in the other Loan Documents, if there is a material adverse change in the identity, control or financial condition of the Borrower, Guarantors, any member of the Borrower or Guarantors or the Projects, or if there is any assignment of any direct or indirect interest in Borrower or Guarantors, as determined by Lender in its sole, but reasonable, discretion;

(s)            if the Borrower fails to pay or cause to be paid within ten (10) Business Days after written notice from Lender, before the same shall become delinquent, any fine, penalty, interest or cost that may be added thereto, all franchise taxes of the Borrower, or real estate taxes, assessments, water rates and charges, and other governmental charges, general and special, ordinary and extraordinary, foreseen as well as unforeseen, of any kind and nature whatsoever, including, but not limited to, assessments for public improvements or benefits which are assessed, levied, confirmed, imposed or become a lien upon the Premises or become payable while any portion of the Loan remains outstanding or the Borrower enters into any agreement, whether written or oral, which has the effect of deferring the payment of any tax or other charges which will be assessed, levied, confirmed, imposed or become a lien on the Premises or become payable;

(t)            if the Borrower ceases to do business or terminates its, his or their business for any reason whatsoever or shall cause or institute any proceeding for the dissolution or termination of the Borrower;

(u)           if the Borrower fails for a period of five (5) days after notice from Lender to maintain in full force and effect any of the policies of insurance required by this Agreement and/or the Mortgage;

(v)           if the Borrower encumbers, alienates, hypothecates, grants a security interest in or grants any other interest whatsoever in the Premises, the Improvements, the “Mortgaged Property,” as that term is defined in the Mortgage, or any part thereof or any right, title or interest in this Agreement or any proceeds of the Loan without the prior written consent of the Lender;

(w)          if the Borrower fails to timely perform any of the terms, conditions, covenants and/or agreements contained in Section 7.1(d) of this Agreement beyond applicable notice and cure periods;

(x)           if a default, beyond any applicable notice and cure periods, occurs under the Leases and Borrower (or RBH Retail, LLC, as lessee under the Master Lease) has not found a suitable replacement tenant within sixty (60) days after the occurrence of such default and/or Borrower (or RBH Retail, LLC, as lessee under the Master Lease) has not executed a lease, in form and substance acceptable to the Lender, with such tenant within one hundred twenty (120) days thereafter, or if any amendment or modification to the Leases occur without the prior written consent of the Lender;

(y)           if the Borrower fails to comply with any of the representations, warranties or covenants contained in Article VIII this Agreement or any of the warranties or representations made are false, or if of a continuing nature, becomes false;

(z)           if the Borrower fails to maintain its status as an SPE;

(aa)         if any of the Borrower, Guarantors or any officer, director, general partner or managing member of any of the Borrower or Guarantors shall be convicted of fraud or a crime constituting a felony or pleads nolo contendere with respect to a fraud or crime constituting a felony;

(bb)         if the Borrower shall assign the Master Lease, the Leases, consent to any assignment by the tenant under any of the Leases or sublet, or consent to any subletting by the tenant under any of the Leases of, all or any portion of the Premises demised under any of the Leases without the express prior written consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed;

(cc)         if there is a default under ERISA or a Pension or Benefit Plan;

(dd)         if Borrower shall fail to pay the fees set forth in Section 5.2 hereof;

(ee)         if the Borrower shall default beyond applicable periods of notice and grace in any respect under any agreement executed in connection with the Permitted Loans or any other document previously delivered by Borrower to Lenders in connection with the construction of the Projects;

(ff)          if there is an amendment, modification or termination of the Master Lease, Financial Agreement or any other document previously delivered by Borrower to Lender in connection with the construction of the Projects (unless Lender has consented to same);

(gg)         if the Date of Conversion has not occurred on or before twenty four (24) months following the date hereof; and/or

(hh)         if (i) Borrower fails to pay when due or within the applicable grace period any amount payable by Borrower under any Hedging Arrangement, or (ii) there occurs any other default, beyond any applicable notice and cure period, by Borrower under any Hedging Arrangement.

6.2.         Lender shall have the right upon the happening of any such Event of Default under this Agreement to declare the indebtedness evidenced by the Note, together with all sums required to be paid under the terms hereof and/or of the Mortgage and/or any other Loan Documents, immediately due and payable.

6.3.         Upon the happening of an Event of Default under this Agreement, in addition to any other rights and/or remedies available to Lender under the Mortgage, this Agreement or by law, Lender also shall have the right and is hereby given an irrevocable license to enter, or to cause the Construction Consultant or another independent contractor of Lender’s selection to enter, the Premises, the Improvements or any part thereof and perform any and all work and labor necessary to complete the construction of the Improvements substantially in accordance with the Plans and employ watchmen to protect the Premises and the Improvements; all sums expended by the Lender for such purposes shall be deemed to have been paid to the Borrower, evidenced by the Note and secured by the Mortgage.

6.4.         For the purposes set forth in Section 6.3 above, the Borrower hereby constitutes and appoints the Lender its true and lawful attorney-in-fact with full power of substitution, effective upon the occurrence of an Event of Default, to complete the Improvements in the name of the Borrower, and hereby empowers said attorney or attorneys as follows: to make such additions and changes and corrections in the Plans which shall be necessary to complete the Improvements in substantially the manner contemplated by the Plans; to use any funds of the Borrower including any balance which may be held in escrow and any funds which may remain unadvanced under this Agreement for the purpose of completing the Improvements in the manner called for by the Plans as may be modified hereby; to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which are or may be liens against the Premises or any part thereof, or may be necessary for the completion of the Improvements or the clearance of title; to execute all applications and certificates in the name of the Borrower which may be required by any construction contract; and to do any and every act with respect to the construction of the Improvements which the Borrower may do in its own behalf.  It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Said attorney-in-fact shall also have power to prosecute and defend all actions or proceedings in connection with the construction of the Improvements on the Premises and to take such action and require such performance as is deemed necessary.  The Borrower hereby assigns and quitclaims to the Lender all sums advanced pursuant to either this Section and/or Section 6.3 above and all sums in escrow subject to the condition that said sums, if any, be used for the completion of the Improvements.  Entering the Premises in order to complete the Improvements and/or exercise of the aforesaid license and/or power-of-attorney will not exclude the Borrower from possession, custody, ownership or control of the Premises or Improvements or of any rents, issues or profit therefrom.  In addition, Borrower expressly agrees that any powers of attorney executed by Borrower subsequent to the date hereof shall expressly state that the powers of attorney provided for in this Agreement shall continue to be in full force and effect until terminated in accordance with the terms of this Agreement.

6.5.         If the Borrower shall fail to perform any of the covenants contained in Section 7.1(d) of this Agreement, the Lender may make advances to perform the same on its behalf, and all sums so advanced shall be deemed to have been paid to Borrower, evidenced by the Note and secured by the Mortgage and the Pledge of Membership Interests.  The Borrower will repay on demand of the Lender all sums so advanced pursuant to this Section 6.5 with interest at the “Involuntary Rate,” as such term is defined in the Mortgage.  The provisions of this Section 6.5 shall not prevent any default in the observance of any covenant contained in said Section 7.1(d) of this Agreement from constituting an Event of Default.

6.6.         If the Borrower shall fail to perform any of the covenants contained in Section 7.1(d) of this Agreement, if the Borrower shall fail to perform its covenants hereunder to construct the Improvements or if the General Contractor shall fail to perform under the General Contract, the Lender may submit a claim upon the Payment and Performance Bonds and, at its option, apply such proceeds to the costs of the construction of the Improvements.

6.7.         In addition to, but subject to, any rights of the Lender under applicable law, if an Event of Default occurs and is continuing, any and all deposits of the Borrower (including all account balances, whether provisions or final and whether or not collected or available) and any other funds of Borrower at any time held by the Lender or any Affiliate of the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the debt, whether or not the debt, or any part thereof, shall then be due.

(End of Article VI)

ARTICLE VII

GENERAL CONDITIONS

7.1.                            The following conditions shall be applicable at all times:

(a)                                 Any advance by the Lender of proceeds of any of the Loan hereunder made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to the Lender, shall not constitute a waiver by the Lender of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances of funds.

(b)                                 All documentation and proceedings deemed by Lender to be necessary or required in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and satisfactory to, Lender as to form and substance.  Lender shall receive copies (certified if requested by either of them) of all documents which they may require in connection with the transaction contemplated hereby.

(c)                                  Lender shall, at all times, be free to independently establish at its sole cost and expense to its satisfaction the existence or nonexistence of any fact or facts the existence or nonexistence of which is a condition of this Agreement. Notwithstanding the foregoing, no independent verification by the Lender shall cause a delay in any performance of the Lender of its obligations under this Agreement.

(d)                                 (1)                                 Lender shall have the right at any time to notify Borrower that, in Lender’s sole, but reasonable, judgment, the undisbursed balance of the Loan plus the balance of the proceeds of the Loan not yet advanced (including the line item for contingency costs and all retained amounts) after reallocation of the Loan Budget Amount in accordance with Section 2.7 hereof, if any, is insufficient to pay the remaining Direct Costs, Indirect Costs or any other hard or soft costs associated with the construction of the Improvements necessary to complete the Improvements in accordance with the terms hereof.  In connection with making the foregoing determination as respects Direct Costs, Lender shall consult with its Construction Consultant and shall take into account the General Contract, its terms and the likelihood of fulfillment by the General Contractor of the terms.

(2)                                 If Lender informs Borrower of such deficiency, Borrower shall, at Borrower’s sole discretion, either:

(i)                                     deposit an amount (the “Shortfall Payment”) from its own funds equal to such deficiency (the “Shortfall Amount”) which Lender may authorize, from time to time, to be applied at its own direction or at Borrower’s direction, upon approval by Lender to pay Direct Costs and Indirect Costs or cause the Borrower to complete the construction of the Improvements which is the cause of the Shortfall Amount at no cost to the Lender; or

(ii)                                  instead of requisitioning funds under this Agreement, pay for costs of completing the Improvements in accordance with the terms hereof from its own funds, up to and including the Shortfall Amount, so that the undisbursed balance of the Loan after payment of the Direct Costs and Indirect Costs by Borrower shall be sufficient to complete the Improvements substantially in accordance with the terms hereof, and Borrower shall furnish to Lender evidence of such payment as Lender shall reasonably require; or

(iii)                               deliver to Lender an irrevocable and unconditional letter of credit (the “Shortfall Letter of Credit”) in form and substance satisfactory to Lender issued in favor of Lender by a financial institution satisfactory to Lender in its reasonable discretion, in the amount of the Shortfall Amount.

(3)                                 The Shortfall Letter of Credit shall expire no earlier than sixty (60) days after the later of (a) the date, estimated by the Construction Consultant, by which the Improvements can be completed, or (b) the Completion Date.  The estimate of time of completion shall be made by the Construction Consultant at the time that the Shortfall Amount is determined.  The Shortfall Letter of Credit may be drawn upon at any time to fund any Shortfall Amount.  Lender shall agree to reductions in the amount of any Shortfall Letter of Credit when and to the extent that Lender determines that the Shortfall Amount has been reduced or no longer exists.

(4)                                 Borrower hereby agrees that Lender shall have a first priority lien on, and security interest in, any sums deposited by Borrower pursuant to clause (x) above.  In addition, Borrower shall have no right to withdraw any sums deposited on account of the Shortfall Amount except for the payment of Direct Costs and Indirect Costs as approved by Lender or upon completion of construction of the Improvements.  Any sums not used pursuant to clause (x) hereinabove shall be released to Borrower when and to the extent that Lender determines that the amount thereof is in excess of the total remaining costs of completing the Improvements substantially in accordance with the terms hereof over the undisbursed balance of the Loan (including line item for contingency) plus the undrawn portion of the Shortfall Letter of Credit.

(e)                                  During the existence of any Event of Default hereunder or under any of the Loan Documents, Borrower does hereby irrevocably authorize Lender to approve the advance of any unadvanced proceeds of the Loan for work performed or materials supplied directly to the General Contractor, Major Subcontractors and other persons to pay for completion of the Improvements, but Lender is under no obligation to do so.  No further direction or authorization from Borrower shall be necessary to warrant such direct advances and all such advances shall satisfy pro tanto the obligations of the Lender hereunder and shall be secured by the Mortgage as fully as if made to Borrower, regardless of the disposition thereof by the General Contractor, any Major Subcontractor or other person.

(f)                                   This Agreement is solely for the benefit of the Lender and Borrower.  All conditions of the obligations of Lender to make advances of the proceeds of the Loan hereunder are imposed solely and exclusively for the benefit of the Lender and may be freely waived or modified in whole or in part, by Lender at any time if in its sole discretion it deems it advisable to do so, and no person other than Borrower (provided, however, that all conditions have been satisfied) shall have standing to require Lender to make any advances of the Loan or to be a beneficiary of this Agreement.  Any waiver or modification asserted by Borrower to have been agreed to by Lender must be in writing and comply with the provisions of paragraph (i) of this Section 7.1.

(g)                                  The Borrower hereby irrevocably authorizes the Lender to authorize automatic advances of the Loan to pay interest accrued on the Note as it becomes due, to the extent that payments for such amounts are not available from another source, notwithstanding that the Borrower may not have requested authorization of the advance of such amounts and whether or not the Borrower may be in default under this Agreement, the Mortgage or any other Loan Documents.  Any such disbursements shall be added to the outstanding principal balance of the Note and shall be secured by the Mortgage.  The authorization granted hereby shall not prevent the Borrower from paying interest, or satisfying said conditions, from its own funds and shall in no event be construed so as to relieve the Borrower from its obligation to pay interest as and when due under the Note, or to satisfy said conditions, or to obligate the Lender to make advances of the Loan for the payment of interest or the satisfaction of said conditions.

(h)                                 All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when sent by-hand, electronic communication (as described in Section 7.1(o)) or by reputable overnight courier (e.g., FedEx), to the address of the party as stated below:

If to Lender:	Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Margaret Anadu

with a copy to:	Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Andrea Gift

with a copy to:	gs-uig-docs@gs.com

with a copy to:	Jones Day
222 East 41st Street
New York, New York 10017
Attention: Aviva Yakren, Esq.

If to Borrower:	Teachers Village Project A QALICB Urban Renewal Entity, LLC
c/o RBH Group

89 Market Street, 8th Floor
Newark, New Jersey 07102
Attention: Ron Beit

with a copy to:	McManimon, Scotland & Baumann, LLC
75 Livingston Avenue, 2nd Floor
Roseland, New Jersey 07068
Attention: Glenn F. Scotland, Esq.

or at such other address of which a party shall have notified the party giving such notice in writing in accordance with the foregoing requirements.

(i)                                     No provision of the Note, Mortgage or this Agreement or any other Loan Documents executed in connection with the Loan may be changed, waived, discharged or terminated orally, by telephone or by any other means except an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(j)                                    Except as herein provided, this Agreement shall be binding upon and inure to the benefit of Borrower, the Lender and their respective heirs, personal representatives, successors and assigns. Notwithstanding the foregoing, Borrower, without the prior written consent of the Lender in each instance, may not assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, but not limited to, performance of and compliance with conditions hereof and the right to receive the proceeds of current or future advances.

(k)                                 Borrower recognizes that without Borrower’s consent, the Lender may sell and transfer participation interests in the Loan, this Agreement, the Note, the Mortgage, and any other Loan Documents to one or more participants that are Permitted Transferees and that all documentation, Financial Statements, appraisals and other data, or copies thereof, relevant to the Project, the Borrower, Guarantors or the Loan, and to any advances hereunder, may be exhibited to and retained by any such participant or prospective participant for its files.  The Lender agrees that it shall notify Borrower of any sales or transfers of any interest in the Loan pursuant to this subparagraph (k).

(l)                                     Intentionally Deleted.

(m)                             Borrower agrees that, by its acceptance of and failure upon request to return any advance of proceeds of the Loan under this Agreement, it shall be bound in all respects by the Requisition submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the Requisition and whether or not the Requisition is executed and/or submitted by an authorized person.

(n)                                 Any and all advances of proceeds of the Loan approved at any time by Lender pursuant to the irrevocable authorizations granted by paragraphs (e) and (g) of this Section 7.1 shall require no further direction, authorization or request for disbursement from Borrower.  Borrower agrees that advances made pursuant to paragraph (e) of this Section 7.1, may be made without any further direction, authorization or request for disbursement from Borrower.  Any and all such disbursements made pursuant to paragraphs (e), (f) or (g) of this Section 7.1, such disbursements, shall be added to the outstanding principal balance evidenced by the Note and shall be secured by the Mortgage.  The aforesaid authorizations shall (1) not prevent Borrower from paying the contractors and other persons, from paying the interest, or from satisfying the conditions and obligations referred to in said paragraphs, out of its own funds, (2) in no event be construed so as to relieve Borrower or others from their obligations to pay such contractors or other persons, to pay interest as and when due under the Note, or to satisfy such conditions and obligations and (3) in no event obligate Lender to disburse proceeds of the Loan for any such purposes.

(o)                                 Electronic Communications.

(1)                                 Notices and other communications to the Lender or any other party hereto may be delivered or furnished by electronic communication pursuant to procedures approved by Lender, provided that the foregoing shall not apply to notices to any Person if such Person has notified Lender that it is incapable of receiving notices under such Section by electronic communication.  Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(2)                                 Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Lender, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(3)                                 Approved Electronic Communications are provided “as is” and “as available”.  Neither Lender nor any of its respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Approved Electronic Communications.

7.2.                            The cover page and the Exhibits annexed hereto are incorporated as a part of this Agreement with the same effect as if set forth in the body hereof.

7.3.                            This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State (without giving effect to the State’s principles of conflicts of law).  Borrower and Lender hereby irrevocably submit to the exclusive jurisdiction of any State or Federal court sitting in The City of Newark (or any county in the State where any portion of the Mortgaged Property is located) over any suit, action or proceeding arising out of or relating to this Agreement, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any State or Federal court sitting in The City of Newark (or such other county in the State) may be made by certified or registered mail, return receipt requested, directed to Borrower at the address indicated in Section 7.1 hereof, and service so made shall be complete five (5) days after the same shall have been so mailed.

7.4.                            To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claims against the Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions or the use of the proceeds thereof.

7.5.                            Intentionally Deleted.

7.6.                            Intentionally Deleted.

7.7.                            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

7.8.                            Notwithstanding anything to the contrary contained in this Agreement, neither the Lender nor any of its respective Affiliates, shall be required in order to resolve any objections asserted by any governmental authority under the Hart-Scott-Rodino Act, the Sherman Antitrust Laws or any other foreign antitrust or combination Laws with respect to the transactions contemplated by this Agreement to divest any of its businesses, properties or assets, or take or agree to take any other action (including agreeing to hold separate any business or assets or take other similar actions) or agree to any limitation or restriction, that the Lender determines would be or presents a risk of being, individually or in the aggregate, adverse to Lender or any of its Affiliates.

7.9.                            Borrower agrees that it will not, without the prior written consent of the Lender or the applicable Affiliate of Goldman Sachs Bank USA (for purposes of this Section, “GS”), in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman Sachs Bank USA, or any GS Affiliate, or any partner or employee of a GS Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Lender has been approved or endorsed by GS or a GS Affiliate.

7.10.                     Borrower acknowledges that it is not relying upon any person, firm or corporation, other than the Borrower and its officers, directors, consultants and advisors in entering into the Loan.  Borrower agrees that none of the Lender, any Affiliate of the Lender, GS or any GS Affiliate or the respective controlling persons, officers, directors, partners, agents, or employees of any such person shall be liable to Borrower in connection with Borrower’s decision to enter into the Loan.

7.11.                     The parties hereto acknowledge and agree that nothing in this Agreement or the Loan Documents shall create a fiduciary duty of the Lender, GS or any GS Affiliate to the Borrower or its shareholders.  Notwithstanding anything to the contrary herein or in the Loan Documents or any actions or omissions by representatives of the Lender, GS or any GS Affiliate in whatever capacity, it is understood that none of the Lender, GS or any GS Affiliate is acting as a financial advisor, agent or underwriter to the Borrower or any Affiliates of Borrower, or otherwise on behalf of the Borrower or any Affiliates Borrower, unless retained to provide such services pursuant to a separate written agreement.

7.12.                     Nothing in this Agreement will be deemed to restrict the Lender, GS or any GS Affiliate from providing services to Borrower or its Affiliates or earning fees and other compensation from Borrower or its Affiliates if otherwise permitted by law, including, without limitation, the Code.

7.13.                     The Borrower grants to the Lender, GS and any GS Affiliate permission to use the Borrower’s or any Affiliate of Borrower’s name and logo in the marketing materials of the Lender, GS and any GS Affiliate.  GS or any GS Affiliate, shall, as applicable, include a trademark attribution notice giving notice of the Borrower’s or any Affiliate of Borrower’s ownership of its trademarks in the marketing materials in which the Borrower’s or any Affiliate of Borrower’s name and logo appear.

7.14.                     Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit the Lender, GS or any GS Affiliate from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of the respective businesses of the Lender, GS or the relevant GS Affiliate.

7.15.                     To the extent requested by the Internal Revenue Service or required by law, notwithstanding anything to the contrary herein, the Lender or Borrower may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loan and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender or Borrower relating to such tax treatment and tax structure.

7.16.                     Wherever this Agreement provides for a covenant by Borrower in favor of GS, any GS Affiliate or their respective successors and/or assigns (the “Benefitted Persons”), each Benefitted Person is hereby expressly declared to be an intended third party beneficiary of such covenant and shall have the right to directly enforce such covenant against the Borrower.

7.17.                     This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, supersedes all prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof and no changes, amendments, or alterations hereto shall be effective unless pursuant to written instrument executed by the parties hereto.

7.18.                     Any term, covenant, agreement or condition of this Agreement or any of the Loan Documents may be amended or waived, and any departure therefrom may be consented to by Lender, if, but only if, such amendment, waiver or consent is in writing signed by Lender and, in the case of an amendment, by Borrower. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.  In the event that any such waiver or amendment is requested by Borrower or Lender may require and charge a fee in connection therewith and consideration thereof in such amount as shall be determined by Lender in their reasonable discretion.  The advance of proceeds of Loan by Lender during the existence of a Event of Default shall not be deemed to constitute a waiver of such Event of Default.

7.19.                     The Borrower agrees to pay (i) all reasonable out-of-pocket costs and expenses of the Lender in connection with the preparation, execution and delivery of this Agreement, the Loan Documents and any other documentation contemplated or required hereby, including, without limitation, the reasonable fees and out-of-pocket expenses of Lender’s Counsel with respect thereto, (ii) within thirty (30) days of Lender’s written demand, all reasonable out-of-pocket costs and expenses Lender may incur in connection with this transaction resulting from the adoption of or changes, after the date hereof, in laws, regulations, rules or interpretative letters issued by the Office of the Comptroller of the Currency of the United States of America, the Banking Commissioner of the State of New York, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System (or by any successor to any thereof), (iii) any state or local taxes or other charges, including, but not limited to, income, withholding or gross receipts tax, imposed on the Lender solely as a result of the Loan, and (iv) within thirty (30) days of the Lender’s written demand, all reasonable out-of-pocket costs and expenses (including reasonable counsel’s fees and expenses), if any, in connection with the interpretation, enforcement of, or the collection of any amounts owed to Lender under this Agreement or the Loan Documents which may be delivered in connection with this Agreement. Borrower covenants and agrees to pay within thirty (30) days of demand therefor Lender’s expenses and any and all administrative and/or servicing fees charged and/or incurred by Lender in connection with the administration of the Loan, and/or this Agreement.

7.20.                     TO THE EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST BORROWER AND LENDER ARISING OUT OF THIS AGREEMENT, THE COLLATERAL OR ANY ASSIGNMENT THEREOF OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN BORROWER AND LENDER OF ANY KIND OR NATURE.  BORROWER AND

LENDER HEREBY AGREE THAT ANY NEW JERSEY STATE COURT OR ANY FEDERAL COURT IN EITHER CASE, LOCATED IN ESSEX COUNTY OR, AT THE OPTION OF LENDER, ANY COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY, SHALL HAVE NONEXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING THEREFROM.  BORROWER AND LENDER EACH EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN AND AGREEING THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AND LENDER, AS APPLICABLE, AT THE ADDRESS OF BORROWER AND LENDER, AS APPLICABLE, SET FORTH IN THIS AGREEMENT, PROVIDED A CONCURRENT COPY IS SENT TO BORROWER’S COUNSEL, OR LENDER’S COUNSEL, AS APPLICABLE.  THE NONEXCLUSIVE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY APPROPRIATE JURISDICTION.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY (DETERMINED WITHOUT PREFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS).

7.21.                     Subject to any other provisions of this Agreement applicable to the Loan and subject to the Intercreditor Agreement, GS, or any Affiliate thereof (a “GS Lender”) may at any time make, guarantee, own, acquire, or otherwise credit enhance, in whole or in part, a loan or other financing secured by a mortgage, deed of trust, trust deed, or other security instrument encumbering the Premises owned by the Borrower (a “GS Loan”).  Under no circumstances whatsoever will any GS Lender be considered to be acting on behalf of or as an agent of or as the alter ego of any member of Borrower that is an Affiliate of such GS Lender (an “Affiliated Member”).  Any GS Lender may take any action or fail to take any action that it determines, in its sole and absolute discretion, to be advisable in connection with the applicable GS transaction (including, but not limited to, in connection with the enforcement of its rights and remedies related to such GS transaction).  Borrower hereby unconditionally agrees that no GS Lender owes the Borrower or any member of Borrower any fiduciary duty or other duty or obligation whatsoever by virtue of such GS Lender being an Affiliate of an Affiliated Member.  Neither the Borrower nor any member of Borrower (i) will make any claim whatsoever against any GS Lender or against any Affiliated Member or (ii) will allege any breach of any fiduciary duty, duty of care or other duty whatsoever based in any way upon any affiliation or relationship between any GS Lender and any Affiliated Member.  The Borrower and each member of Borrower hereby acknowledge and agree that any GS Loan shall be treated as debt for all purposes and no claim whatsoever shall be made that any GS Loan should be treated as equity under any circumstance whatsoever.  The Borrower and each member of Borrower hereby further acknowledge and agree that any GS Loan shall be viewed for all purposes as a separate transaction and not related in any way to the investment of an Affiliated Member in the Borrower.  Any claim whatsoever that any GS Loan should be treated as equity under any circumstance whatsoever is hereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable law, by the Borrower and each member of Borrower.

(End of Article VII)

ARTICLE VIII

PARTICULAR PROVISIONS

8.1.                            Reporting Requirements.  Borrower shall comply with the following financial reporting requirements until the Loan shall have been fully repaid, maintain a standard system of accounting in accordance with generally accepted accounting principles, and furnish or cause to be furnished to the Lender all of the following which must be satisfactory in form and substance to the Lender:

(a)                                 Quarterly Financial Statements.  As soon as available but in any event within thirty-five (35) days after the end of each fiscal quarter (except for the quarter in which the annual Financial Statements are delivered), quarterly Financial Statements of the Borrower prepared in accordance with generally accepted accounting principles consistently applied.  All such statements of Borrower must be reasonably satisfactory in form and substance to the Lender and shall be certified by an officer of Borrower to be true and complete as of the date so delivered.

(b)                                 Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, a copy of Borrower’s and Guarantors’ audited Financial Statements as of the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year, and, thirty (30) calendar days after filing but no later than one hundred twenty (120) days following the start of each calendar year, Borrower’s and Guarantors’ federal income tax returns for the prior year. The Financial Statements and federal income tax returns shall be prepared by the accountants for the Borrower and Guarantors, as applicable, and certified by an officer of Borrower and Guarantors, as applicable, to be true and correct, which certification shall (x) state that such Financial Statements have been prepared in accordance with generally accepted accounting principles and, accordingly, include such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (y) that such Financial Statements have been prepared in accordance with generally accepted accounting principles in a manner consistent with prior fiscal periods, except as otherwise specified in such certification.  To the extent that any Guarantor is an individual, such individual is to provide his/her personal Financial Statement, in form and substance reasonably acceptable to Lender, as of the end of such calendar year on a form acceptable to Lender together with a signed copy of such Guarantor’s federal income tax returns, certified by such Guarantor to be true and correct.

(c)                                  Officer’s Certificates. At the time of the delivery of the Financial Statements provided for in this Section 8.1, a certificate of a manager of Borrower and Guarantors, as applicable, to the effect that no Event of Default has occurred and is continuing or, if any Event of Default has occurred and is continuing, specifying the nature and extent thereof and any actions taken or proposed to be taken with respect to any such Event of Default.

(d)                                 Appraisals. Within thirty (30) days after notice from Lender, an appraisal of the Project to be prepared at Borrower’s sole cost and expense by an appraiser acceptable to Lender, which requirement for an appraisal may be invoked by Lender at any time after the occurrence of an Event of Default and from time to time, but not more than once during any calendar year, if there is no Event of Default or it is not required by applicable law or regulation.  Borrower shall promptly pay to Lender within ten (10) days following written demand the cost of any appraisal, which payment shall be applied by Lender as a reimbursement to itself if Lender obtained the appraisal, or if Lender previously paid the appraiser for any reason.

(e)                                  Environmental Audits. Within thirty (30) days after written notice from Lender, an environmental audit or assessment of the Project of the type and scope specified by Lender to be prepared at Borrower’s sole cost and expense by an environmental engineer or consultant approved by Lender, which requirement for an environmental audit or assessment may be invoked by Lender from time to time if (i) the Lender reasonably believes that there may have been a release of Hazardous Materials at the Project, that any representation relating to Hazardous Materials in the Mortgage or in the Environmental Indemnity is incorrect or that Borrower has failed to comply with any of its covenants or agreements set forth therein, or (ii) an Event of Default has occurred.  Borrower shall promptly pay to Lender the entire cost of any environmental audit or assessment relating to the Project upon demand, which payment shall be applied by Lender as a reimbursement to itself if Lender caused any such environmental audit or assessment to be obtained, or if Lender previously paid an environmental engineer or consultant for any reason.

(f)                                   Other Indebtedness/Events of Default. Prompt written notice to the Lender if: (i) any indebtedness of Borrower is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, (ii) a default shall have occurred under any note or other evidence of indebtedness or the holder of any such note or other evidence of indebtedness has the right to declare any such indebtedness due and payable prior to its stated maturity as a result of such default, or (iii) there shall occur an Event of Default, or an event which, after the passage of time and/or the giving of notice would become an Event of Default.

(g)                                  Notices from Governmental Authorities. Prompt written notice of: (i) any citation, summons, subpoena, order to show cause, municipal violation or other order relating to a Project naming Borrower, Guarantors, or a Project a party to any proceeding before any Governmental Authorities, and include with such notice a copy of such citation, summons, subpoena, order to show cause, municipal violation or other order in connection with a claim in an amount exceeding $10,000, (ii) any lapse or other termination of any material license, certificate, permit, franchise or other authorization issued to Borrower or a Project by any Governmental Authorities, (iii) any refusal by any Governmental Authorities to renew or extend any such material license, permit, certificate, franchise or other authorization, (iv) any dispute between Borrower, Guarantors and any Governmental Authorities or Person, which dispute might have a material adverse effect on Borrower, Guarantors or a Project, (v) any order, notice, claim, or proceeding received by, or brought against Borrower, or with respect to a Project or any part thereof, under or in connection with any federal, state or local law or regulation; or (vi) failure of the Premises to comply with applicable building codes.

(h)                                 Leasing Status Reports.  Borrower shall, throughout the term of the Loan, deliver to the Lender quarterly reports, within fifteen (15) Business Days after the end of each calendar quarter, setting forth, in detail reasonably acceptable to the Lender, the status of all leasing and rental activity at the Projects for such immediately preceding quarterly period.

(i)                                     Other Information. With reasonable promptness after written request by Lender, such other reasonable financial and other information with respect to Borrower, Guarantors and/or the Project as Lender may request from time to time.  In addition, Borrower shall promptly deliver to Lender any notices it has given or received under the Master Lease or the Leases.

(j)                                    Borrower’s Statement. Within five (5) Business Days upon written request, a written statement duly acknowledged of the amount due whether for principal or interest on the Note and whether any offsets or defenses or counterclaims exist against the obligations of the Borrower, if any are alleged to exist, the amount and nature of each such offset or defense or counterclaim shall be set forth in full detail.

(k)                                 Annual Deliverables:

(1)                                 Annual operating budget, due by the start of each fiscal year of Borrower.

(2)                                 Evidence of insurance as required by the Loan Documents.

(3)                                 Copies of Borrower’s annual real estate tax bills and evidence of payment when such taxes are due and payable.

(4)                                 Within thirty (30) days of filing, tax returns of the Borrower.

8.2.                            Tax and Insurance Escrow.  To the extent, or when, required by the Lender pursuant to the terms of the Mortgage, Borrower shall deposit with Provident Bank in a blocked account in favor of Lender an amount sufficient to pay the next installment of taxes and/or insurance due in connection with the Projects and, thereafter, pay to the Lender monthly an amount equal to 1/12 of the amount required to pay the next installment of such taxes and/or insurance.

8.3.                            Pledge of Accounts.  As additional security for the Loan, the Borrower hereby unconditionally and irrevocably pledges, assigns, grants a security interest in, sets over and confirms unto the Lender, all of the Borrower’s accounts as more particularly described in the Control Agreements, including, but not limited to, the Operating Account.  The Borrower acknowledges and agrees that this Agreement constitutes written notification to the Borrower with respect to the Lender’s security interest in the above-described accounts pursuant to Articles 8 and 9 of the Uniform Commercial Code in effect in New York or New Jersey as of the date hereof and any applicable federal regulations.

8.4.                            Lender’s Fees.  On or before the date hereof, Borrower shall pay to Lender $90,000, which fee shall be deemed earned in full when paid.

8.5.                            Conversion.

(a)                                 Upon the Date of Conversion, the interest rate payable on the Loan shall be adjusted to the Post-Conversion Interest Rate (as defined in the Note).

(b)                                 For purposes herein, the “Date of Conversion” shall be the date upon which the following conditions have been satisfied, and which date shall be acknowledged in writing by Lender and Borrower:

(1)                                 the construction of the Improvements shall have been completed free of all mechanics liens or such liens have been properly bonded over and permanent certificates of occupancy (or temporary certificates of occupancy reasonably satisfactory to the Lender) have been issued for the entirety of the Improvements;

(2)                                 the Borrower shall be in full compliance with any and all covenants and restrictions with respect to the Project, as well as the Borrower’s organizational documents;

(3)                                 the Borrower shall be in compliance with all insurance requirements set forth in the Loan Documents;

(4)                                 the Borrower has achieved at the Project, as of the date of such test, a 3 Month Debt Service Coverage Ratio of 1.20 to 1.00;

(5)                                 there is at least a 90% occupancy rate on the residential apartments located within the Project;

(6)                                 no Event of Default has occurred under this Agreement; and

(7)                                 Borrower shall have executed all documents reasonably required by Lender (including, but not limited to, a replacement Note and reaffirmation of any guaranties or indemnities) and shall deliver to Lender, at Borrower’s sole cost and expense, such title insurance endorsements, opinions of counsel and evidence of authority as may be reasonably required by Lender.

8.6.                            Debt Service Covenant Ratio Covenant.

(a)                                 From and after the Date of Conversion, the Borrower shall maintain a 12 Month Debt Service Coverage Ratio as of the Calculation Date and each Additional Calculation Date of not less than 1.20 to 1.00.

(b)                                 If the covenant set forth above shall not be complied with as of the Calculation Date or any Additional Calculation Date, Borrower shall cause, until the occurrence of the Cure Date, all amounts deposited into the Borrower’s operating account with Provident Bank in excess of the amounts required to maintain a 12 Month Debt Service Coverage Ratio of 1.0 to 1.0 to be deposited into an account controlled by the Lender (the “Cash Sweep Account”).  It shall be an Event of Default if Borrower fails to make such payments within ten (10) Business Days after notice from Lender to Borrower requiring such deposit or executing such documents to evidence Lender’s control of such account.  Borrower shall be entitled to receive the return of the payments made to the Cash Sweep Account if Borrower can demonstrate that, as of the Cure Date, it can meet the covenant set forth in Section 8.6(a), without regard to the payment described herein.  If Borrower provides a written certification to Lender that retention of the entire balance within the Cash Sweep Account would result in a failure by Borrower to meet the non-qualified financial property test under Treasury Regulations 1.45D-1(d)(4)(i)(E) and therefore requests that some or all of such amounts within the Cash Sweep Account be applied to the outstanding principal of the Loan in order to meet such test, Lender shall apply such requested amounts to the outstanding principal of the Loan.  Without limiting the foregoing, if Lender reasonably determines that retention of the entire balance within the Cash Sweep Account would result in a failure by Borrower to meet the non-qualified financial property test under Treasury Regulations 1.45D-1(d)(4)(i)(E), then Lender shall apply an amount from the Cash Sweep Account toward the principal outstanding on the Loan in order to allow Borrower to meet such test.

(c)                                  From and after the Calculation Date, Borrower shall provide Lender with a certification as to the calculations contemplated herein together with such reports as are necessary to enable Lender to confirm such calculations, within the later of thirty (30) days after Lender’s request therefor or forty-five (45) days following the Calculation Date, the Additional Calculation Date or the Quarterly Calculation Date, as applicable.  It shall be an Event of Default if Borrower has failed to give Lender the information set forth herein within five (5) days after notice from the Lender.

8.7.                            Hedging Arrangement.  If Borrower enters into one or more Hedging Arrangements, such Hedging Agreements shall be evidenced and governed by such documents (the “Hedge Documents”) as shall be acceptable to, and which shall be in form and substance reasonably acceptable to, Lender.  Borrower shall assign each Hedging Arrangement that is in effect from time to time to Lender pursuant to a Hedge Assignment and Security Agreement, in form and substance satisfactory to Administrative Agent (the “Hedge Assignment and Security Agreement”).  The Hedge Documents and the Hedge Assignment and Security Agreement shall direct the Hedge Provider to make any payments directly to Lender to be held and disbursed in accordance with the terms of the Hedge Assignment and Security Agreement. If Borrower enters into one or more Hedging Arrangements, Borrower shall timely perform all of its obligations under each Hedge Document in accordance with its terms.  Borrower shall not exercise any right or remedy under any Hedge Document without Lender’s prior written consent, which shall not be unreasonably withheld, and shall exercise its rights and remedies under the Hedge Documents as directed by Lender in writing.

(End of Article VIII)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written, the execution hereof by Borrower constituting a certification by the Borrower that the representations and warranties made in Article V are true and correct as of the date hereof and that the person executing on behalf of the Borrower duly holds and is incumbent in the position indicated under his name.

LENDER:

GOLDMAN SACHS BANK USA,
a New York State chartered bank

By:
Name:
Title:

BORROWER:

TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL ENTITY, LLC,
a New Jersey limited liability company

By:
	Name:	Ron Beit-Halachmy
	Title:	Authorized Signatory

SCHEDULE A

DESCRIPTION OF REAL PROPERTY

EXHIBIT A

(PENDING DISBURSEMENTS CLAUSE)

Pending disbursement of the full proceeds of the loan secured by the insured mortgage described herein, this policy insures only to the extent of the amount actually disbursed plus interest accrued thereon but increases up to the face amount of the policy as disbursements are made in good faith and without knowledge of any defects in, or encumbrances prior to, the lien of the insured mortgage other than exceptions on Schedule B of this policy not insured against hereunder.

Title shall be continued down to the date of each disbursement and the Borrower shall furnish to the Insured a continuation report which shall note (1) the new effective date and amount of the policy, (2) all assessments, taxes, liens, encumbrances, leases, mortgages, easements and other items including survey variations, encroachments and setback violations then affecting the insured premises which have been filed of record or discovered by the Company since the original date of the policy regardless of whether they affect the lien of the insured mortgage, (3) which of the aforesaid items have been filed or recorded since the date of the last preceding continuation report, and (4) which said items are intended to be added as exceptions to the coverage of the policy as to (a) all amounts secured by the insured mortgage, and (b) only amounts secured by the insured mortgage advanced on or after the new effective date of the policy.

In addition, each continuation search will notify Lender of any liens which have been discharged by bonding, court deposit or any other means other than full payment.

In the event that the lien of the insured mortgage described herein is insured by more than one insurer, this company agrees that it shall be bound by the continuation reports of a single company specified as “lead” insurer herein.

EXHIBIT B

(BORROWER’S REQUISITION)

REQUISITION NO.

TO GOLDMAN SACHS BANK USA (“LENDER”):

Date:	Borrower:
Period Covered	Premises
To	Retainage
Percentage:
Acct. No.:	Loan No.:

Pursuant to the Loan Agreement for the subject Loan, Borrower hereby authorizes and requests an advance to its Operating Account having the Acct No. in the amount of $                             which is calculated as follows:

(1)	Direct Costs incurred to the
end of the Period Covered
(from SCHEDULES I AND I-A
hereto): $

(2)	Less the greater of —
(a) Retainage Amounts
or of said costs : $
(b) Retained Amounts
to the end of the Period
Covered (from SCHEDULES I
AND I-A hereto): $

( ) $

(3)	Indirect Costs incurred to
end of the Period Covered
(from SCHEDULE II hereto): $

(4)	Amount Requisitioned for
the Period Covered
(1-2+3-4): $

REQUISITION NO.

In connection with and in order to induce Lender to advance the amount requested above, Borrower hereby represents, warrants and stipulates as follows:

1.                                      The information stated above and the representations and warranties in Section 5.01 of the Loan Agreement are true and correct in all material respects as of the date of this Requisition and, unless Lender is notified to the contrary prior to the disbursement of the advance requested above, will be so on the date thereof.

2.                                      The amounts and percentages set forth on SCHEDULES I, I-A and II hereto are true and correct to the best of Borrower’s knowledge.

3.                                      All sums previously requisitioned have been applied to the payment of the Direct Costs and Indirect Costs heretofore incurred, or such sums have been retained in the Operating Account for such purpose and no other.

4.                                      Names, addresses, contract dates and amounts for the contractors, subcontractors, suppliers and materialmen responsible for performing each item of Direct Cost listed on SCHEDULES I and I-A hereto have been heretofore or are herewith submitted to Lenderand the construction consultant and copies of any General Contract or major Subcontracts not previously delivered to Lender or the Construction Consultant are enclosed herewith.

5.                                      All Change Orders have been submitted to Lender and the Construction Consultant and all Change Orders for which an advance is requested hereby have been approved by Lender for funding.

6.                                      All payment receipts due in accordance with the terms of the Loan Agreement as of the end of the Period Covered have been submitted to the Construction Consultant.

7.                                      Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

Very truly yours,

By:

Subscribed and sworn to before me on , 20

Notary Public

EXHIBIT C

(INTENTIONALLY OMITTED)

EXHIBIT D

(INTENTIONALLY OMITTED)

EXHIBIT E

FORM OF RESIDENTIAL LEASE

EXHIBIT F

INSURANCE REQUIREMENTS

Goldman Sachs Bank USA

Insurance Requirements

I. Insurance Requirements

General Insurance Requirements

•             All policies must be written on a per occurrence basis except for pollution liability and professional liability coverage which may be written on a Claims Made.

•             Each policy must have a cancellation provision requiring the carrier to notify the Certificate Holder at least 30 days in advance of any policy reduction or cancellation for any reason except non-payment of premium. The cancellation provision must provide for at least a 10-day written notification for non-payment of premium. In the cancellation section of the ACORD Form the words “Endeavor to” and “But failure..through..Representatives” must be deleted. If this cannot be done, Goldman Sachs Bank USA (“GS Bank”) will accept the following sentence under the Description of Operations: “Certificate holder will receive 30 days written notice of cancellation.”

•             All policies must name the Project Partnership as the Insured and GS Bank and the Investor Limited Partner and their successors and/or assigns as “Loss Payee” and “Additional Insured” for property coverage and “Additional Insured” for liability coverage.

•             Each insurance policy must contain a Loss Payable clause and Additional Insured clause acceptable to GS Bank

Please note: depending on the size, scope and location of the project, insurance requirements, including types of coverage, can change.

Blanket Policies

Use of a blanket or package policy (or policies) of insurance covering the Property and other properties and liabilities of the Borrower is acceptable, provided that:

•             The policy provides the same or better insurance coverage as a single property insurance policy.

•             The property is listed and identifiable in the policy and/or associated schedules; and

•             The policy complies with all other applicable requirements contained in this document.

Carriers

•             All carriers must meet the following rating requirement:

•             A.M. Best general policyholder’s rating of “A-” or better and a financial performance index rating of VI or better in Best’s Insurance Reports or Key Ratings Guide or

•             A-or better by Standard and Poor’s.

•             Various state wind pools or flood companies approved under the National Flood Insurance Program (NFIP)

Term

Each policy must either:

•                  Have a term of at least one year at the time of closing; or

•                  Have a term with less than 12 months remaining at the time of closing so long as the policy contains the required coverage and is being added to an existing policy.

Evidence must be provided that the policy premium has been paid in full.

Financing the Premium

All premiums for existing, new policies or renewal policies must be paid in full at closing and cannot be financed.

Evidence of Insurance

Either (i) an ACORD 28 (either the 2003 or 2006 version is acceptable), combined with ACORD 25S, or (ii) ACORD 75S, are acceptable forms of evidence. The Policy Declaration page of a National Flood Insurance Policy (NFIP) is acceptable evidence of flood insurance coverage.

II. CONSTRUCTION PERIOD

Builders Risk

What is Required	Section 1 - “All Risk” of Physical Loss or Damage Section 2 — Delay in start-up/soft costs

Amount of Coverage	• 100% Replacement Cost (completed value) on Completed Value Form • Coverage must contain no coinsurance, or a coinsurance clause that is offset by an Agreed Amount provision.

Coverage Must Include	• Permission to Occupy • Contractors Equipment (if applicable) • Design Error (if applicable) • Removal of Debris • Expediting Expenses • Transit and Off-site Storage

Delay in Start-up/Soft Costs Should Include

•                  Loss of Earnings (12 months loss of rents)

•                  Debt Service Payments

•                  Fixed Operational & Maintenance Expenses

•                  Additional Interest Expense

•                  Construction Loan Refinancing Fees

•                  Real Estate Taxes

•                  Legal Professional Fees

•                  Insurance Premiums

Maximum Deductible

Physical Damage:

•                  $10,000 up to $50 million in replacement cost values

•                  $25,000 up to $100 million in replacement cost values

•                  $100,000 over $100 million in replacement cost values

•                  .

Delayed Opening

• 60 days

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Windstorm Coverage

What is Required	If the Builders Risk policy excludes any type of wind-related event, a separate windstorm insurance policy must be obtained.

When Does it Apply	Required for all properties

Amount of Coverage	See Builders Risk for What’s Required and Amount of Coverage

Maximum Deductible	5% of the total insured value, as listed in the policy

Loss Payee and Additional Insured clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood Insurance

What is Required	Flood Insurance

When Does it Apply	Flood insurance is required for Property improvements located in SFHA A or V GS Bank may require flood insurance for improvements located outside a SFHA. It will be evaluated on a case by case basis.

Amount of Coverage

•                  100% of the replacement cost of improvements located in an SFHA.

•                  Business Income / Rent Loss Coverage for a minimum of 12 months plus a 90 Day Extended Period of Indemnity for improvements located in an SFHA. Business Income / Rent Loss coverage is required even if written on a stand-alone basis.

•                  If 100% of the full replacement cost is unavailable, then the maximum amount of insurance available under the National Flood Insurance Program (NFIP) must be obtained. An excess flood or Difference in Conditions (DIC) policy must provide for the difference, if any, between maximum limit provided by NFIP policies and the full replacement cost and the required Business Income / Rent Loss coverage as noted above.

Maximum Deductible	5% of the Total Insured Value as listed on the policy The acceptable deductible for a DIC is the limit of the NFIP policy (ies)

Loss Payee and Additional Insured clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood insurance must be in the form of the standard policy issued by members of the National Flood Insurance Program (NFIP). Other policies that meet the NFIP’s requirements—such as those issued by licensed property and casualty insurance companies that are authorized to participate in NFIP’s “Write Your Own” program—will be acceptable.

Earthquake Insurance

What is Required	Earthquake Insurance

When Does it Apply

If the property is in a high probability earthquake zone (i.e. Zone 3 or 4), then GS Bank will require a Probable Maximum Loss (“PML”) study to be conducted for each building. If the PML study reveals that the PML is less than 20% of the replacement cost earthquake insurance will not be required

Amount of Coverage

•                  If PML is greater than or equal to 20% of the replacement cost, then earthquake insurance must be maintained at an amount equal to the PML percentage of the replacement cost.

•                  Business Income / Rent Loss Coverage for a minimum of 12 months plus a 90 Day Extended Period of Indemnity. Business Income / Rent Loss coverage is required even if written on a stand-alone basis.

Maximum Deductible	5% of the total insured value as listed on the policy

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Ordinance and Law Coverage

What is Required	Ordinance and Law Coverage (if applicable)

When Does it Apply	Properties that contain any type of non - conformance under current building, zoning, or land use laws or ordinances.

Amount of Coverage

1. Coverage A - Loss of Undamaged Portion of the Building

• Equal to 100% of the full replacement cost of the Property less the damage threshold of the local building ordinance. If threshold is not available, 100% of the full replacement cost of the Property

2. Coverage B - Demolition Cost

• Minimum 10% of the replacement cost.

3. Coverage C - Increased Cost of Construction

• Minimum 10% of the replacement cost.

Commercial General Liability Insurance

What is Required

Commercial General Liability Insurance for bodily injury, property damage and personal injury.

Coverage must include:

•                  Dedicated project limits if part of a master program

•                  Completed Operations Extension

•                  Post Completion Construction defects insurance clause continues for a period equal to the applicable Statute of Limitation/Repose.

Amount of Coverage

1. $1 million per occurrence/$2 million minimum general aggregate limit plus

2. Minimum Umbrella Liability Insurance (above the primary) of $25 million

The minimum required coverage limit may be satisfied by adding any combination of primary and umbrella/excess per occurrence and aggregate limits so that the sum of both equals the sum of the limits required in 1. plus 2. above. Umbrella coverage must sit above general liability, auto liability and employers liability.

Maximum Deductibles	$10,000 total combined deductibles and self insured retentions

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insured.

Commercial Auto Liability Insurance

What is Required	Commercial Auto Liability Insurance that covers owned, non-owned, hired and/or leased vehicles (whichever shall apply), including personal injury protection and uninsured motorist liability.

When Does it Apply	If the developer/sponsor uses cars, vans or trucks for business purposes, Commercial Auto Liability Insurance must cover those vehicles.

Amount of Coverage	$1 million per occurrence

Maximum Deductible	$10,000

Workers’ Compensation

What is Required	Statutory Workers’ Compensation and Employer’s Liability Insurance

When Does it Apply	Where employees of the Borrower are required to be covered by workers’ compensation laws of the state where the Property is located.

Amount of Coverage	• Employer’s Liability with a limit of $1 million and • Statutory Limits for compensation

Terrorism Insurance

What is Required	Terrorism Insurance (if available, TRIA is acceptable). Coverage is required for both the property and general liability policy.

When Does it Apply	For all properties

Amount of Coverage

•                  100% of the replacement cost of the property improvements

•                  Business Income / Rent Loss Coverage for a minimum of 12 months plus a 90 Day Extended Period of Indemnity. Business Income / Rent Loss coverage is required even if written on a stand-alone basis.

Maximum Deductible	• Not more than the deductible of property insurance policy.

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Environmental / Pollution Legal Liability

What is Required

Pollution condition causes bodily injury or property damage to any party: construction workers, project or existing facilities, employees, general public or neighboring property owners. Owner has ultimate responsibility for clean-up, transportation and disposal of toxic substances.

When Does it Apply	Will be reviewed on a case-by-case basis to determine if coverage is required.

Amount of Coverage	Will vary depending on the property condition

Maximum Deductible	$10,000

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insured.

Architect Professional Liability

What is Required	Professional liability for Architects

When Does it Apply	When a design professional is involved in the project

Amount of Coverage	Will vary depending on the property

Maximum Deductible	$10,000

General Contractor/Other Policies:

If the general contractor is different from the Project Partnership, it is expected they carry their own respective insurance. Their insurance must comply with these requirements. In addition, they must carry contractor’s equipment. Please have proof of coverage provided accordingly.

III. POST CONSTRUCTION — PERMANENT INSURANCE

Property Damage Insurance

What is Required	“Special Form” (“All Risk”) Property Insurance Policy

Amount of Coverage	• 100% Replacement Cost • Coverage must contain no coinsurance, or a coinsurance clause that is offset by an Agreed Amount provision.

Maximum Deductible

Physical Damage:

•                  $10,000 up to $50 million in replacement cost values

•                  $25,000 up to $100 million in replacement cost values

•                  $100,000 over $100 million in replacement cost values

•                  Blanket Policy — up to 1% of the total replacement values as listed in the policy, but no more than $250,000.

Loss Payable and Additional Insured	GS Bank USA and the Investor Limited Partner and their successors

Clause	and/or assigns, ATIMA named as loss payees and additional insureds

Windstorm, Flood and Terrorism exclusions also are acceptable, provided a separate policy or coverage is obtained for these exclusions, as specified in this document.

Mechanical Breakdown / Boiler & Machinery

What is Required	Comprehensive Form, Including Mechanical Breakdown

Amount of Coverage	• Total Building Value

Maximum Deductible

Physical Damage:

•                  $10,000 up to $50 million in replacement cost values

•                  $25,000 up to $100 million in replacement cost values

•                  $100,000 over $100 million in replacement cost values

•                  Blanket Policy — up to 1% of the total replacement values as listed in the policy, but no more than $250,000.

Loss Payable and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Business Income/Rent Loss Coverage

What is Required

1. Business Income / Rent Loss Coverage

2. 90-day Extended Period of Indemnity

Business Income / Rent Loss Coverage is required (as applicable in this document) for all property insurance coverage including windstorm, flood, earthquake and terrorism even if written on a stand-alone basis.

When Does it Apply	All property types

Amount of Coverage	• Actual loss sustained or minimum 12 months’ gross income/rents. • Extended Period of Indemnity - 90 days’ loss of income / rents

Maximum Deductible	Two weeks per occurrence

Windstorm Coverage

What is Required	If the Special Form policy excludes any type of wind-related event, a separate windstorm insurance policy must be obtained.

When Does it Apply	Required for all properties

Amount of Coverage	See Property Insurance and Business Income sections for amount of coverage required.

Maximum Deductible	5% of the total insured value, as listed in the policy

Loss Payable and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood Insurance

What is Required	Flood Insurance

When Does it Apply

Flood insurance is required for Property improvements located in SFHA A or V

GS Bank may require flood insurance for improvements located outside SFHA A or V. It will be evaluated on a case by case basis.

Amount of Coverage

100% of the replacement cost of improvements located in SFHA A or V.

See “Business Income/Rent Loss” for coverage required for improvements located in SFHA A or V.

If 100% of the full replacement cost is unavailable, then the maximum amount of insurance available under the National Flood Insurance Program (NFIP) must be obtained. An excess flood or Difference in Conditions (DIC) policy must provide for the difference, if any, between maximum limit provided by NFIP policies and the full replacement cost and the required Business Income / Rent Loss coverage as noted above.

Maximum Deductible	5% of the Total Insured Value as listed on the policy The acceptable deductible for a DIC is the limit of the NFIP policy (ies)

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood insurance must be in the form of the standard policy issued by members of the National Flood Insurance Program (NFIP). Other policies that meet the NFIP’s requirements—such as those issued by licensed property and casualty insurance companies that are authorized to participate in NFIP’s “Write Your Own” program—will be acceptable.

Earthquake Insurance

What is Required	Earthquake Insurance

When Does it Apply

If the property is in a high probability earthquake zone (i.e. Zone 3 or 4), then GS Bank will require a Probable Maximum Loss (“PML”) study to be conducted for each building. If the PML study reveals that the PML is less than 20% of the replacement cost earthquake insurance will not be required

Amount of Coverage

If PML is greater than or equal to 20% of the replacement cost, then earthquake insurance must be maintained at an amount equal to the PML percentage of the replacement cost.

See “Business Income/Rent Loss” for coverage required

Maximum Deductible	5% of the total insured value as listed on the policy

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Ordinance and Law Coverage

What is Required	Ordinance and Law Coverage

When Does it Apply	Properties that contain any type of non-conformance under current building, zoning, or land use laws or ordinances.

Amount of Coverage

1. Coverage A - Loss of Undamaged Portion of the Building

• Equal to 100% of the full replacement cost of the Property less the damage threshold of the local building ordinance. If threshold is not available, 100% of the full replacement cost of the Property

2. Coverage B - Demolition Cost

• Minimum 10% of the replacement cost.

3. Coverage C - Increased Cost of Construction

• Minimum 10% of the replacement cost.

Commercial General Liability Insurance

What is Required	Commercial General Liability Insurance for bodily injury, property damage and personal injury. Coverage must include dedicated project limits if part of a master program.

Amount of Coverage

1. $1 million per occurrence/$2 million minimum general aggregate limit plus

2. Minimum Umbrella Liability Insurance (above the primary): $25 million

•

The minimum required coverage limit may be satisfied by adding any combination of primary and umbrella/excess per occurrence and aggregate limits so that the sum of both equals the sum of the limits required in 1. plus 2. above. Umbrella coverage must sit above general liability, auto liability and employers liability.

Maximum Deductibles	$10,000 total combined deductibles and self insured retentions

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insureds

Commercial Auto Liability Insurance

What is Required	Commercial Auto Liability Insurance that covers owned, non-owned, hired and/or leased vehicles (whichever shall apply), including personal injury protection and uninsured motorist liability.

When Does it Apply	If the developer/sponsor uses cars, vans or trucks for business purposes, Commercial Auto Liability Insurance must cover those vehicles.

Amount of Coverage	$1 million per occurrence

Maximum Deductible	$10,000

Workers’ Compensation

What is Required	Statutory Workers’ Compensation and Employer’s Liability Insurance

When Does it Apply	Where employees of the Borrower are required to be covered by workers’ compensation laws of the state where the Property is located.

Amount of Coverage	Employer’s Liability with a limit of $1 million and Statutory Limits for compensation

Terrorism Insurance

What is Required	Terrorism Insurance (if available, TRIA is acceptable). Coverage is required for both the property and general liability policy.

When Does it Apply	For all properties

Amount of Coverage	• 100% of the replacement cost of the property improvements • See “Business Income/Rent Loss” for coverage required

Maximum Deductible	• Not more than the deductible of property insurance policy.

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Environmental / Pollution Legal Liability

What is Required

Pollution condition causes bodily injury or property damage to any party: construction workers, project or existing facilities, employees, general public or neighboring property owners. Owner has ultimate responsibility for clean-up, transportation and disposal of toxic substances.

When Does it Apply	Will be reviewed on a case-by-case basis to determine if coverage is required.

Amount of Coverage	Will vary depending on the property condition

Maximum Deductible	$10,000

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insureds

Sinkhole/Mine Subsidence Insurance

What is Required	Required for properties in areas prone to these geological phenomena.

When Does it Apply	Will be reviewed on a case-by-case basis to determine if coverage is required.

Amount of Coverage	See Property Insurance and Business Income/Rent Loss

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payee and additional insureds